UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934

Filed by the Registrant ☑

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement
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☑	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

CASH AMERICA INTERNATIONAL, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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April 11, 2013

Dear Shareholder:

You are cordially invited to attend the 2013 Annual Meeting of Shareholders of Cash America International, Inc. The meeting will be held on Thursday, May 23, 2013, beginning at 9:00 a.m. Central Daylight Time at our corporate headquarters, which are located at 1600 West 7th Street, Fort Worth, Texas 76102. Information about the meeting, the nominees for election as directors and other action to be taken at the meeting is presented in the following Notice of Annual Meeting of Shareholders and proxy statement.

We hope that you will plan to attend our Annual Meeting. It is important that your shares be represented. Accordingly, please vote by telephone or Internet, or, if you receive a paper copy of the proxy materials, please sign, date and promptly mail the enclosed proxy card or use the telephone or Internet voting procedures described on the proxy card. If you decide to attend the Annual Meeting you will be able to vote in person if you are a shareholder of record, even if you have previously submitted your proxy.

On behalf of the Board of Directors, I would like to express our appreciation for your continued interest in the affairs of Cash America. We sincerely desire your presence at the Annual Meeting, and we look forward to seeing you on May 23rd.

Sincerely,

Daniel R. Feehan

President and Chief Executive Officer

1600 West 7th Street

Fort Worth, Texas 76102

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To Be Held May 23, 2013

The 2013 Annual Meeting of Shareholders of Cash America International, Inc. will be held on Thursday, May 23, 2013, at 9:00 a.m., Central Daylight Time, at the Cash America building located at 1600 West 7th Street, Fort Worth, Texas 76102, and at any recess, adjournment or postponement thereof. At the Annual Meeting, we will ask our shareholders to:

(1)	Elect as directors the seven nominees named in the accompanying proxy statement to serve until their respective successors have been elected and qualified;
(2)	Ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for 2013;
(3)	Vote to approve, on a non-binding advisory basis, our named executive officer compensation; and
(4)	Transact any other business properly brought before the meeting or any adjournment or postponement of the meeting.

Only shareholders of record at the close of business on March 26, 2013 are entitled to vote at the Annual Meeting. The presence, in person or by proxy, of the holders of a majority of the issued and outstanding common stock entitled to notice of, and to vote at, the meeting is required for a quorum to transact business.

By Order of the Board of Directors,

J. Curtis Linscott

Executive Vice President,

General Counsel & Secretary

Fort Worth, Texas

April 11, 2013

IMPORTANT

Whether or not you attend the meeting in person, please vote by telephone or Internet, or, if you receive a paper copy of the proxy materials, please sign, date and promptly mail the enclosed proxy card or use the telephone or Internet voting procedures described on the proxy card. The proxy statement and annual report are also available for your review at www.proxyvote.com.

i

1600 West 7th Street

Fort Worth, Texas 76102

PROXY STATEMENT

for

ANNUAL MEETING OF SHAREHOLDERS

May 23, 2013

GENERAL INFORMATION

The Board of Directors of Cash America International, Inc. (referred to throughout this proxy statement as the “Company,” “we,” “us” or “our”) is soliciting proxies for the 2013 Annual Meeting of Shareholders (the “Annual Meeting”). We will hold the Annual Meeting at 9:00 a.m., Central Daylight Time, on Thursday, May 23, 2013, at the Cash America building, which is located at 1600 West 7th Street, Fort Worth, Texas 76102, and at any recess, adjournment or postponement thereof. This proxy statement and accompanying proxy card and our 2012 Annual Report to Shareholders will be made available to our shareholders on or about April  11, 2013.

PURPOSE OF THE ANNUAL MEETING

At the Annual Meeting, we will ask our shareholders to:

(1)	Elect as directors the seven nominees named in this proxy statement to serve until their respective successors have been elected and qualified;
(2)	Ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for 2013;
(3)	Vote to approve, on a non-binding advisory basis, our named executive officer compensation; and
(4)	Transact any other business properly brought before the meeting or any adjournment or postponement of the meeting.

VOTING PROCEDURES

Who Can Vote.

Only record holders of our common stock at the close of business on March 26, 2013, the record date, are entitled to vote. At the close of business on the record date, 28,578,220 shares of common stock, par value $0.10 per share, were issued and outstanding. Each share owned on the record date is entitled to one vote. Shareholders do not have the right to vote cumulatively in director elections.

Quorum.

A quorum will be present at the Annual Meeting if the holders of a majority of the issued and outstanding shares of common stock as of the record date are present in person or by proxy. Shares represented by a proxy marked “withhold” or “abstain” will be considered present at the Annual Meeting for purposes of determining a quorum.

How to Vote.

Record Holder. If your shares are registered directly in your name with our transfer agent, you are considered, with respect to those shares, the shareholder of record, and we have mailed to you, along with certain other of our shareholders, paper copies of this proxy statement and accompanying proxy card and our 2012 Annual Report to Shareholders.

If you are a shareholder of record, you may vote in person at the Annual Meeting or by proxy without attending the Annual Meeting. As described on your proxy card, you may vote by proxy in one of three convenient ways:

•	by mail: sign, date and return the proxy card in the enclosed prepaid envelope;

•	by Internet: visit the website shown on your proxy card and follow the instructions; or

•	by telephone: call the toll-free telephone number shown on your proxy card and follow the instructions.

Beneficial Owner: If your shares are held in an account at a brokerage firm, bank, broker – dealer, trust, or other similar organization, you are considered the beneficial owner of shares held in “street name,” and the notice of availability of proxy materials was forwarded to you by that organization. As the beneficial owner, you have the right to direct your broker, bank, trustee, or nominee how to vote your shares, and you are also invited to attend the Annual Meeting.

Since a beneficial owner is not the shareholder of record, you may not vote your shares in person at the Annual Meeting unless you obtain a “legal proxy” from the broker, bank, trustee, or nominee that holds your shares giving you the right to vote the shares at the meeting. If you do not wish to vote in person or you will not be attending the Annual Meeting, you may vote by proxy over the Internet or as otherwise described in the notice of availability of proxy materials.

Vote Required to Adopt Proposals.

Proposal 1 – Election of Directors: Directors are elected by a plurality of the votes cast at the Annual Meeting, either in person or by proxy. If you abstain from voting on this proposal, the abstention will not have an effect on the outcome of the vote.

Proposal 2 – Ratification of Independent Registered Public Accounting Firm and Proposal 3 – Advisory Vote to Approve Executive Compensation: The affirmative vote of a majority of the votes cast at the Annual Meeting, either in person or by proxy, will be required to approve these proposals at the Annual Meeting. If you abstain from voting on these proposals, your shares will be treated as shares present or represented and voting, so that your abstention will have the same effect as a vote against the proposal.

How the Board of Directors Recommends that You Vote.

The Board of Directors recommends that you vote FOR all proposals in this proxy statement, including:

•	Proposal 1 – Election of Directors;

•	Proposal 2 – Ratification of Independent Registered Public Accounting Firm; and

•	Proposal 3 – Advisory Vote to Approve Executive Compensation.

How Your Shares Will Be Voted if You do Not Provide Instructions to Your Broker.

If your shares are held in street name, your broker, as the registered holder, must vote your shares in accordance with your instructions. If you do not provide voting instructions, your broker has the discretion to vote those shares with respect to routine proposals but not with respect to non-routine proposals. Shares for which brokers do not receive instructions, sometimes called “broker non-votes,” will be counted as present for determining a quorum at the meeting.

The proposal to ratify the selection of our independent registered public accounting firm is considered a routine proposal, and broker non-votes will be included in determining the number of votes cast for this proposal. All of the other proposals are considered non-routine proposals, and broker non-votes will not be included in determining the number of votes cast in each of these proposals.

How Your Shares are Voted if they are Held in Our 401(k) Plans.

If your shares are held in our 401(k) Plans, you may also vote as set forth above, except that plan participants may not vote their plan shares in person at the Annual Meeting. If you provide voting instructions by Internet, telephone or written proxy card, the plan’s trustee will vote your shares as you have directed. If you do not provide specific voting instructions, your shares will be voted in the same proportion as shares for which the trustee has received instructions. Please note that you must submit voting instructions no later than May 20, 2013 at 11:59 p.m. Eastern time in order for your shares to be voted by the trustee at the Annual Meeting in accordance with your instructions.

What to do if You Wish to Change Your Voting Instructions.

If you wish to change or revoke your voting instructions after you have submitted your proxy, you may do so at any time before the proxies are voted at the Annual Meeting. If you are a shareholder of record, you may change or revoke your proxy by:

•	notifying our Corporate Secretary in writing at the address on the first page of this proxy statement that you wish to revoke your proxy;

•	delivering a subsequent proxy bearing a date after the date of the proxy being revoked and relating to the same shares; or

•	voting in person at the Annual Meeting (but please note that your attendance at the Annual Meeting will not of itself revoke your proxy).

For shares you hold beneficially in street name, you may change your vote by submitting new voting instructions to your broker, bank, trustee, or nominee following the instructions they provided, or, if you have obtained a legal proxy from your broker, bank, trustee, or nominee giving you the right to vote your shares, by attending the Annual Meeting and voting in person.

What happens if other business is transacted at the Annual Meeting.

Management does not know of any business to be transacted at the Annual Meeting other than the matters described in this proxy statement. The period specified in our Amended and Restated Bylaws for submitting additional proposals to be considered at the meeting has passed, and there are no such proposals to be considered. However, if any other matters do properly come before the Annual Meeting, it is intended that the shares represented by the proxies in the accompanying form will be voted by the proxy holders as recommended by the Board or, if no recommendation is given, in accordance with the best judgment of the person voting the proxies.

Counting the Votes.

Votes will be counted and certified by the Inspectors of Elections, who are representatives of Broadridge Financial Solutions and/or outside legal counsel.

Householding of Proxy Materials.

In an effort to reduce printing costs and postage fees, we have adopted a practice approved by the Securities and Exchange Commission (“SEC”) called “householding.” Under this practice, shareholders who have the same address and last name will receive only one copy of our proxy materials, unless one or more of these shareholders notifies us that he or she wishes to continue receiving individual copies. Shareholders who participate in householding will continue to receive separate proxy cards. If you share an address with another shareholder and received only one set of proxy materials and would like to request a separate paper copy of these materials, please contact our Investor Relations department by mail at the address on the first page of this proxy statement, by telephone at (817) 335-1100 or toll free at (800) 645-0623 or by email at investor_relations@cashamerica.com, and we will promptly deliver a separate copy. Shareholders who hold their shares in street name should contact their brokerage firm, bank, broker – dealer, trust, or other similar organization to request information about householding.

We Will Bear Solicitation Expenses.

We will bear the expenses of this proxy solicitation and reimburse brokerage firms and other custodians, nominees and fiduciaries for their expenses in forwarding solicitation materials to beneficial owners. Georgeson Inc. will assist us in the solicitation of proxies, and we will pay Georgeson approximately $6,500 for these services, plus reimbursement for reasonable out-of-pocket expenses. Our directors, officers, regular employees or our transfer agent may also solicit proxies after the original solicitation by further mailing, personal conversations, or by telephone, facsimile or other electronic means. We will not pay these persons additional compensation for these efforts, but we will reimburse their out-of-pocket expenses.

How to Request a Copy of the Proxy Materials.

For the Annual Meeting or any future Annual Meeting of Shareholders, if you would like to request a copy of the proxy materials, including the proxy statement and form of proxy and the Annual Report to Shareholders, please contact our Investor Relations department by mail at the address on the first page of this proxy statement, by telephone at (817) 335-1100 or toll free at (800) 645-0623 or by email at investor_relations@cashamerica.com, and we will promptly deliver a copy to you. You may also request a paper copy of the proxy materials at proxyvote.com. Our Annual Report on Form 10-K is also available under the “Investor Relations” section of our website at www.cashamerica.com.

PROPOSAL 1

ELECTION OF DIRECTORS

Each member of our Board of Directors is elected annually, and currently our Board of Directors consists of eight members. Mr. Albert Goldstein, who is one of our current directors, informed our Board of Directors on March 28, 2013 that he does not plan to stand for re-election at the Annual Meeting. As a result, immediately following the Annual Meeting the size of our Board of Directors will be reduced to seven directors. The Board of Directors, upon the recommendation of the Nominating and Corporate Governance Committee, has nominated the seven persons listed below for election as directors. Those elected will serve until the 2014 Annual Meeting of Shareholders, until their successors are elected and qualify or until their earlier death, resignation or removal.

Each nominee is a current director who was elected at the 2012 Annual Meeting of Shareholders. All nominees are independent pursuant to New York Stock Exchange (“NYSE”) listing standards, except for Messrs. Daugherty and Feehan. See “Board Structure, Corporate Governance Matters and Director Compensation – Director Independence” for additional information regarding the independence of our directors. In addition, there are no family relationships among any of our current directors and executive officers.

Each nominee has agreed to serve if elected. If a nominee becomes unavailable for election or cannot serve, an event that we do not expect, the Board of Directors may substitute another nominee or reduce the number of nominees. The enclosed proxy will be voted for such substitute, if any, as shall be designated by the Board of Directors.

Director Nominee Information and Qualifications

The following paragraphs provide information as of the date of this proxy statement about each director nominee. As indicated below, our directors have a combined wealth of leadership and business experience. They have substantive knowledge and skills applicable to our business, including in the areas of financial services, public accounting and financial reporting, risk management, business development, regulation, operations, strategic planning, management development and succession, compensation, corporate governance and international matters. The Nominating and Corporate Governance Committee regularly reviews the composition of the Board and its assessment of the Board’s performance in light of our evolving business requirements to ensure that the Board has the appropriate mix of skills and experiences needed for the broad set of challenges that it confronts. We also believe that all of our director nominees have a reputation for integrity, honesty and adherence to high ethical standards, and they each have demonstrated business acumen and an ability to exercise sound judgment.

Jack R. Daugherty, 65. Director since 1983. Mr. Daugherty is our founder and has served as Chairman of the Board of Directors since our inception. He was also our Chief Executive Officer from our inception until his retirement in February 2000. Mr. Daugherty has owned and operated pawnshops since 1971. We believe Mr. Daugherty’s qualifications to sit on our Board of Directors include, among other things, his extensive knowledge of and experience with our Company as its founder and former Chief Executive Officer, his 40 years of experience in the pawnshop industry, which give him unique insights into our challenges, opportunities and operations, and his leadership experience as our Chairman and as our former Chief Executive Officer.

Daniel E. Berce, 59. Director since 2006. Mr. Berce has been President and Chief Executive Officer of General Motors Financial Company, Inc. (formerly AmeriCredit Corp.) since its acquisition by General Motors Company in October 2010. Mr. Berce served as AmeriCredit Corp.’s Chief Executive Officer from August 2005 to October 2010, President from April 2003 to October 2010 and Vice Chairman and Chief Financial Officer from November 1996 until April 2003. Prior to November 1996, Mr. Berce held various positions with AmeriCredit Corp., including Chief Financial Officer and other positions. He served as a director at AmeriCredit Corp. from November 1990 to October 2010. Before joining AmeriCredit Corp., Mr. Berce was a partner with Coopers & Lybrand. Mr. Berce currently serves as a director at AZZ incorporated and Arlington Asset Investment Corp. where he has served since 2000 and 2010, respectively. We believe Mr. Berce’s qualifications to sit on our Board of Directors include, among other things, his executive leadership experience, specifically his experience as a Chief Executive Officer of a publicly-traded company, his knowledge of the consumer finance industry, his experience and background in finance and accounting and his experience as a director of multiple publicly-traded companies, all of which have given him a strong understanding of public company corporate governance and an ability to provide direction and oversight with respect to our financial reporting and business controls.

Daniel R. Feehan, 62. Director since 1984. Mr. Feehan has been our Chief Executive Officer and President since February 2000. Mr. Feehan served as our President and Chief Operating Officer from January 1990 until February 2000, except that he served as Chairman and Co-Chief Executive Officer of one of our subsidiaries from February 1998 to February 1999 before returning to the position of our President and Chief Operating Officer. Mr. Feehan became a director in 1984 and joined us full-time in 1988, serving as our Chief Financial Officer before becoming President and Chief Operating Officer in 1990. Mr. Feehan currently serves as a director at AZZ incorporated and RadioShack Corporation where he has served since 2000 and 2003, respectively. We believe Mr. Feehan’s qualifications to sit on our Board of Directors include, among other things, his executive leadership experience with and knowledge of our Company and our business that he has obtained through his service on our Board of Directors and as our Chief Executive Officer and President and through the other positions he has held with us over the course of the past 29 years as well as his vast experience as a director of other publicly-traded companies, including as the presiding outside director and Chairman of the Board of one of those companies, that has given him a strong understanding of public company corporate governance, his knowledge of the consumer finance industry and his experience and background in finance and accounting.

James H. Graves, 64. Director since 1996. Mr. Graves has served as Managing Director and Partner of Erwin, Graves & Associates, LP, a management consulting firm that is primarily focused on emerging growth, financial services companies, since January 2002. Mr. Graves also served as Executive Vice President of Financial Strategy for DeviceFidelity Inc., a financial services technology company, from March 2008 through September 2012. Mr. Graves served as Vice Chairman of the Board of Directors and Chief Operating Officer of Detwiler, Mitchell & Co., a Boston-based securities research firm, from June 2002 until June 2006. Mr. Graves currently serves as a director at Hallmark Financial Services, Inc., where he has served since 1995, and he also serves as a director of various privately-held companies, including a private equity fund, a healthcare technology company and a bank holding company. We believe Mr. Grave’s qualifications to sit on our Board of Directors include, among other things, his executive leadership and management experience in several businesses, including businesses within the financial services industry and large corporations, his financial and accounting experience, including over 30 years of experience analyzing financial statements, and his experience and corporate governance knowledge that he has obtained as a director of both private and publicly-traded companies where he has served on various committees, including Audit, Nominating and Corporate Governance and Compensation Committees.

B. D. Hunter, 83. Director since 1984. Mr. Hunter has served as a consultant to Service Corporation International, a publicly-traded company that owns and operates funeral homes and related businesses, for over five years. Mr. Hunter has also served as the President of Huntco International Inc., a consulting company, for over five years. Mr. Hunter served on the Board of Directors of Service Corporation International for approximately 20 years, of which five of those years were spent as Vice Chairman, until his service as a director ceased in February 2005. We believe Mr. Hunter’s qualifications to sit on our Board of Directors include, among other things, his considerable business and leadership experience that he obtained through his various leadership roles in privately-held and publicly-traded companies, including his previous service as a Chairman, President and Chief Executive Officer of a publicly-traded company, his extensive experience and corporate governance knowledge that he has obtained as a director of various publicly-traded companies, including as our director for approximately 29 years, and his previous service on the Listed Company Advisory Committees of both the NYSE and the American Stock Exchange.

Timothy J. McKibben, 64. Director since 1996. Mr. McKibben has served as a Founding Managing Partner of Ancor Capital Partners, L.P., a private equity firm that acquires or recapitalizes privately-held businesses in a variety of industries, since 1994. Prior to that he served as Chairman of the Board and President of Anago Incorporated, a branded medical device company that he co-founded in 1978. Mr. McKibben currently serves as a director of various privately-held companies, and he previously served as a director of a company that was formerly traded on the Nasdaq where he served on multiple committees. We believe Mr. McKibben’s qualifications to sit on our Board of Directors include, among other things, his extensive knowledge, leadership and management experience in operations, financial analysis and acquisitions obtained through the private equity firm he founded as well as his experience as a director who has served on multiple committees of a formerly Nasdaq-traded company.

Alfred M. Micallef, 70. Director since 1996. Mr. Micallef has served as Chairman of JMK International, Inc., a privately-held holding company of domestic and foreign businesses involved in manufacturing and distribution, movie production, book publishing, owning and operating restaurants, aviation and aircraft management, land development and ranching, since 1989. Mr. Micallef served as a director at Lone Star Technologies, Inc. from 2000 to 2007. We believe Mr. Micallef’s qualifications to sit on our Board of Directors include, among other things, his extensive business experience in leading and managing businesses that have domestic and foreign operations and his entrepreneurial and strategic skills in assessing businesses and their growth prospects.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS

A VOTE FOR EACH OF THE NOMINEES.

BOARD STRUCTURE, CORPORATE GOVERNANCE MATTERS

AND

DIRECTOR COMPENSATION

Board Size

Each member of our Board of Directors is elected annually, and currently our Board of Directors consists of eight members. Mr. Albert Goldstein, who is one of our current directors, informed our Board of Directors on March 28, 2013 that he does not plan to stand for re-election at the Annual Meeting. As a result, immediately following the Annual Meeting the size of our Board of Directors will be reduced to seven directors.

Committees of the Board of Directors and Meetings

Our Board of Directors has three standing committees: the Audit Committee, the Management Development and Compensation Committee and the Nominating and Corporate Governance Committee. All members of the three standing committees are independent directors under NYSE listing standards. (See “Director Independence” for further discussion of director independence.) Committee members are named below.

Audit Committee	Management Development and Compensation Committee	Nominating and Corporate Governance Committee
Daniel E. Berce (chair)	James H. Graves (chair)	Timothy J. McKibben (chair)
James H. Graves	Daniel E. Berce	B.D. Hunter
Timothy J. McKibben	B.D. Hunter	Alfred M. Micallef

Audit Committee. The Audit Committee’s function is to provide business, financial and accounting oversight at the Board level, along with advice, counsel and direction to management and the independent registered public accounting firm on the basis of information it receives from, and discussions with, management and the independent registered public accounting firm. The Audit Committee’s primary responsibilities include:

•

overseeing management’s conduct of our financial reporting process and systems of internal accounting and financial controls to assist the Board of Directors in fulfilling its oversight responsibilities relating to (i) our accounting and financial reporting processes and the integrity of our financial statements; (ii) the audits of our financial statements and the appointment, compensation, qualifications, independence and performance of our independent registered public accounting firm; (iii) our compliance with legal and regulatory requirements; and (iv) the performance of our internal audit function and internal control over financial reporting;

•	serving as an independent and objective party to monitor our financial reporting process and internal control system;

•	reviewing our financial statements, earnings releases, financial reporting and accounting policies and accounting principles with management and the independent registered public accounting firm;

•	reviewing and appraising the audit efforts of our independent registered public accounting firm;

•	providing an open avenue of communication among the independent registered public accounting firm, financial and senior management, the internal audit function and the Board of Directors;

•	reviewing and discussing with management (i) our major financial risk exposures and the steps management has taken to monitor and control such exposures and (ii) risk assessment and risk management;

•	preparing and approving the Audit Committee Report required by the SEC to be included in our annual proxy statement; and

•	reviewing the adequacy of the Audit Committee charter on an annual basis.

The Board of Directors has determined that all members of the Audit Committee are financially literate within the meaning of the NYSE listing standards and that both Mr. Berce and Mr. Graves qualify as “audit committee financial experts” within the meaning of SEC regulations.

Management Development and Compensation Committee. The Management Development and Compensation Committee’s primary responsibilities include:

•	overseeing our overall compensation structure and practices, including providing guidance to management on significant issues affecting compensation philosophy or policy;

•

reviewing and approving the corporate goals and objectives relevant to the compensation of our Chief Executive Officer, evaluating the Chief Executive Officer’s performance in light of those goals and objectives and setting the Chief Executive Officer’s compensation level based on that evaluation;

•	reviewing and approving non-Chief Executive Officer executive management compensation;

•

reviewing and approving employment, separation and severance agreements and other compensatory contracts, arrangements, perquisites and payments with respect to the Chief Executive Officer and reviewing and making recommendations to the Board of Directors regarding such agreements, contracts, arrangements, perquisites and payments with respect to our other executive officers;

•	overseeing and administering our incentive compensation plans and equity-based plans;

•	granting awards under the Cash America International, Inc. First Amended and Restated 2004 Long-Term Incentive Plan, as amended (“LTIP”);

•	developing and overseeing our succession planning and leadership development efforts;

•

reviewing and discussing with management the Compensation Discussion and Analysis disclosure required to be included in our annual proxy statement or Annual Report on Form 10-K filed with the SEC, and based on this review and discussion, determining whether to recommend to the Board that the Compensation Discussion and Analysis disclosure be included in our annual proxy statement or Annual Report on Form 10-K;

•	preparing and approving an annual Management Development and Compensation Committee Report required by the SEC to be included in our annual proxy statement or Annual Report on Form 10-K; and

•	reviewing the adequacy of the Management Development and Compensation Committee charter on an annual basis.

Pursuant to its charter, the Management Development and Compensation Committee may delegate to one or more of our executive officers designated by the Management Development and Compensation Committee the authority to make grants of, among other things, options, restricted stock, restricted stock units (“RSUs”) or performance units under our equity incentive plans, including the LTIP, to eligible individuals other than directors and executive officers, provided that the Management Development and Compensation Committee shall have fixed the exercise price or a formula for determining the exercise price for each grant, approved the vesting schedule, authorized any alternative provisions as are necessary or desirable to facilitate legal compliance or to ensure the effectiveness or tax-qualified status of the award under the laws of the United States or under the laws of countries outside the United States when grants are made to non-U.S. employees, approve the form of documentation evidencing each grant, and determine the number of shares or the basis for determining such number of shares by position, compensation level or category of personnel. Any officer to whom such authority is delegated is required to regularly report to the Management Development and Compensation Committee the grants so made.

See “Executive Compensation – Compensation Discussion and Analysis” for further discussion of the Management Development and Compensation Committee’s philosophy, policies and procedures and our use of compensation consultants.

Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee’s primary responsibilities include:

•	overseeing the director nomination process, including considering, reviewing and recommending to the Board of Directors qualified candidates to become directors;

•	developing and recommending corporate governance principles and practices, including determining director independence and overseeing other matters of corporate governance;

•	making recommendations to the Board of Directors regarding committee membership and for the position of Chairperson of each committee;

•	making recommendations to the Board of Directors regarding possible changes in the Board’s size or composition;

•	reviewing director compensation and making recommendations to the Board of Directors regarding possible changes in director compensation;

•	overseeing the annual self-evaluation process of the Board of Directors and each of its committees; and

•	reviewing the adequacy of the Nominating and Corporate Governance Committee charter on an annual basis.

Meetings. During 2012, the Board of Directors and each of its committees held the following meetings and acted by unanimous written consent as follows:

•	the Board of Directors held six meetings and acted by unanimous written consent four times;

•	the Audit Committee held five meetings;

•	the Management Development and Compensation Committee held five meetings and acted by unanimous written consent once;

•	the Nominating and Corporate Governance Committee held four meetings; and

•	the independent members of the Board of Directors held four executive sessions.

In 2012, all directors attended 75% or more of the meetings of the Board of Directors and the committees on which they serve, and five of our directors attended our 2012 Annual Meeting of Shareholders. While we do not have a formal policy requiring them to do so, our Corporate Governance Principles state that we expect our directors to attend our Annual Meeting of Shareholders each year.

Director Independence

As part of our Corporate Governance Principles, the Board of Directors has established a policy requiring a majority of the members of the Board of Directors to satisfy the independence requirements of the NYSE listing standards. In accordance with these standards and our policy, the Board of Directors affirmatively determines the independence of each director and nominee for election as a director.

When considering a director’s or nominee’s independence, the Board of Directors considers all relevant facts and circumstances that could affect the director’s or nominee’s independence. The Board of Directors considers, among other things, all commercial, industrial, banking, consulting, legal, accounting, charitable or other business or familial relationships the individual or members of the individual’s family may have with us.

Based on these standards and considerations, the Board of Directors has determined that Daniel R. Feehan, our President and Chief Executive Officer, Jack R. Daugherty, our Chairman of the Board of Directors and former Chief Executive Officer, and Albert Goldstein, the former President of our E-Commerce Division, are not independent under the NYSE’s listing standards and the applicable rules and regulations of the SEC and each of our other current directors are independent under these rules. All of our current directors, except for Mr. Goldstein, are director nominees for election at the Annual Meeting.

Corporate Governance

The Board of Directors has adopted:

•	a Code of Business Conduct and Ethics to govern the conduct of all of our officers, directors and employees;

•	Corporate Governance Principles, which detail the functions, activities and administration of the Board of Directors and its committees; and

•	charters for the Audit Committee, the Management Development and Compensation Committee and the Nominating and Corporate Governance Committee.

You can access the Code of Business Conduct and Ethics, Corporate Governance Principles and each of the committee charters on the “Investor Relations” section of our website at www.cashamerica.com under “Corporate Governance Documents.” You may also request printed copies from our Corporate Secretary.

Board Leadership Structure

The roles of Chairman and Chief Executive Officer are separate positions within our Company. Mr. Daugherty, our founder and former Chief Executive Officer, serves as our Chairman, and Mr. Feehan serves as our President and Chief Executive Officer. We separate the roles of Chairman and Chief Executive Officer in recognition of the differences between the two roles.

In accordance with our Corporate Governance Principles, the Chair of the Nominating and Corporate Governance Committee, Mr. McKibben, serves as presiding outside director because our Chairman is not independent. The presiding outside director, in consultation with the Chief Executive Officer and the Chairman, sets the agenda for meetings of the Board of Directors. Additionally, the presiding outside director coordinates the activities of the non-management directors and chairs executive sessions of the non-management directors and executive sessions of the independent directors.

The Board of Directors believes this structure is appropriate for our Company because it allows the Chief Executive Officer to focus on our strategic direction and our day-to-day leadership and performance, and we are also able to leverage the experience and perspective of the Chairman of the Board through his guidance to the Chief Executive Officer and his management team as well as to the Board of Directors. In addition, the presiding outside director, who is an independent member of our Board, provides independent leadership within our Board that strengthens its effectiveness and oversight of our business.

Risk Oversight

Management is responsible for our day-to-day enterprise risk management activities, and the Board of Directors has oversight responsibility for managing risk, focusing on the adequacy of the Company’s risk management and mitigation processes. The Board of Directors has an active role, as a whole and also at the committee level, in overseeing our risk management. The Board of Directors regularly receives reports from senior management on areas of our material risk, including our credit, liquidity, operational, compliance and legal and regulatory risks, and regularly devotes time during its meetings to review and discuss our most significant risks, management’s responses to those risks and the mitigation of those risks. The Audit Committee reviews our major financial risk exposures and the steps management has taken to monitor and control such exposures, and it also oversees our compliance risk. The Audit Committee oversees and discusses with management our policies and practices with respect to risk assessment and risk management. The Management Development and Compensation Committee and the Nominating and Corporate Governance Committee also discuss risk assessment and risk management practices with management. The Management Development and Compensation Committee oversees the management of risks relating to our executive and non-executive compensation plans and arrangements and succession planning, and the Nominating and Corporate Governance

Committee manages risks associated with general corporate governance, such as the independence of the Board of Directors and potential conflicts of interest. While each committee oversees certain risks and the management of such risks, the entire Board of Directors is regularly informed through committee reports and management presentations about such risks. In addition, the Board believes that our Chief Executive Officer, Chairman and presiding outside director provide the appropriate leadership to help ensure effective risk oversight along with the Board of Directors and its committees. See “Executive Compensation – Compensation Discussion and Analysis – Risk Considerations in Our Compensation Programs” for risk oversight and considerations in our compensation programs.

Director Nominations

Director Qualifications and Diversity. The full Board of Directors is responsible for selecting persons to fill vacancies on the Board of Directors and recommending candidates for election by the shareholders. The Board of Directors has delegated the process of considering candidates to the Nominating and Corporate Governance Committee who selects candidates in accordance with our Corporate Governance Principles. Candidates for election or appointment to the Board are selected for their character, judgment, business experience and acumen. Financial expertise, independence and familiarity with national and international issues affecting our business are among the relevant criteria. Our Corporate Governance Principles also require that a majority of the Board of Directors meet the NYSE’s listing standards for independence criteria.

In accordance with our Corporate Governance Principles, in assessing potential new directors the Nominating and Corporate Governance Committee considers individuals from various disciplines and diverse backgrounds so that the Board of Directors has a broad diversity of experience, professions, skills and backgrounds. The Nominating and Corporate Governance Committee does not assign specific weights to particular criteria and no particular criterion is necessarily applicable to all prospective nominees. The Board of Directors believes that the backgrounds and qualifications of the directors, considered as a group, should provide a composite mix of experience, knowledge and abilities that will allow the Board of Directors to fulfill its responsibilities. Nominees are not discriminated against on the basis of race, religion, age, national origin, sex, disability or any other basis proscribed by law. In accordance with our Corporate Governance Principles and upon the recommendation of the Nominating and Corporate Governance Committee, the Board of Directors may establish additional qualifications and criteria for Board membership from time to time. In order to assure that the Board of Directors contains an effective mix of people to best further our long-term business interests, the Nominating and Corporate Governance Committee assesses the effectiveness of the guidelines with respect to the selection of director candidates in our Corporate Governance Principles by examining its mix of directors and evaluating, on an ongoing basis, all directors and director candidates based on the criteria used in selecting new directors and seeks to ensure that specific talents, skills and other characteristics that are needed to increase the Board of Director’s effectiveness are possessed by an appropriate combination of directors.

Shareholder Nominations. It is our policy to consider properly submitted recommendations for candidates to the Board of Directors from shareholders, and the Nominating and Corporate Governance Committee will evaluate any director candidates recommended by a shareholder according to the same criteria as a candidate identified by the Nominating and Corporate Governance Committee.

Any shareholder entitled to vote in the election of directors at our Annual Meeting of Shareholders may nominate persons for election as directors at such meeting. Any shareholder who intends to nominate a director at our Annual Meeting of Shareholders must notify our Corporate Secretary in writing at the address set forth at the beginning of this proxy statement of such intent in a timely manner in accordance with our Amended and Restated Bylaws. In accordance with the advance notice provisions of our Amended and Restated Bylaws, to be timely, director nominations must be delivered to or mailed and received by our Corporate Secretary not less than 70 days nor more than 100 days prior to the first anniversary of the preceding year’s Annual Meeting of Shareholders. However, in the event that the date of the Annual Meeting of Shareholders is advanced more than 30 calendar days prior to such anniversary date or delayed more than 60 calendar days after such anniversary date, then to be timely such notice must be received by us on or before the later of (i) 70 calendar days prior to the date of the meeting or (ii) the tenth day following the day on which public announcement of the date of the meeting was made. The notice must include:

•

as to each person whom the shareholder proposes to nominate for election or reelection as a director all information relating to such person that is required to be disclosed in solicitations of proxies for election of directors, or is otherwise required, in each case pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (including such person’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected); and

•

as to the shareholder giving the notice: (i) the name and address, as they appear on our books, of (a) such shareholder and (b) (1) any person controlling, directly or indirectly, or acting in concert with, such shareholder, (2) any beneficial owner of shares of our stock owned of record or beneficially by such shareholder and (3) any person controlling, controlled by or under common control with any person described in clauses (i)(b)(1) through (2) above (collectively, a “Shareholder Associated Person”); and (ii) (a) the class and number of our shares that are held of record or are beneficially owned by such shareholder and by any Shareholder Associated Person with respect to our securities and, if applicable, (b) a description of (1) any proxy, contract, arrangement, understanding or relationship pursuant to which the shareholder or any Shareholder Associated Person has a right to vote any of our securities, (2) any agreement, arrangement or understanding (including any derivative or short positions, swaps, profit interests, options, hedging transactions, and borrowed or loaned shares) that has been entered into as of the date of the shareholder’s notice by, or on behalf of, the shareholder or any Shareholder Associated Person, the effect or intent of which is to mitigate loss to, manage risk or benefit of share price changes for, or increase or decrease the voting power of, the shareholder or any Shareholder Associated Person with respect to our securities, and a representation that the shareholder will notify us in writing of any such agreement, arrangement or understanding in effect as of the record date for the meeting promptly following the later of the record date or the date notice of the record date is first publicly disclosed.

Within such time period for providing notice, the shareholder nominee must also deliver to our Corporate Secretary, at the address set forth at the beginning of this proxy statement, a written response to a questionnaire that will be provided by our Corporate Secretary with respect to the background and qualification of such person and the background of any other person or entity on whose behalf the nomination is being made and a written representation and agreement (in the form provided by our Corporate Secretary upon written request) that such person (i) is not and will not become a party to (a) any agreement, arrangement or understanding with, and has not given any commitment or assurance to, any person or entity as to how such person, if elected as our director, will act or vote on any issue or question (a “Voting Commitment”) that has not been disclosed to us or (b) any Voting Commitment that could limit or interfere with such person’s ability to comply, if elected as our director, with such person’s fiduciary duties under applicable law, (ii) is not and will not become a party to any agreement, arrangement or understanding with any person or entity other than us with respect to any direct or indirect compensation, reimbursement or indemnification in connection with service or action as a director that has not been disclosed therein, and (iii) in such person’s individual capacity and on behalf of any person or entity on whose behalf the nomination is being made, would be in compliance, if elected as our director, and will comply with, applicable law and all of our applicable publicly disclosed corporate governance, conflict of interest, corporate opportunities, confidentiality and stock ownership and trading policies and guidelines.

Transactions with Related Persons

Policy. Our written related person transaction policy, which we adopted in July 2007, governs the review of any transaction, or series of transactions, involving amounts greater than $60,000 in which a director, director nominee, executive officer, 5% shareholder, members of their immediate families, or any entity of which any such person or any member of their immediate family is an officer, director or 5% shareholder (each, a “related person”) has a direct or indirect material interest. The policy does not cover transactions or series of transactions that are available to all of our employees generally or that involve less than $60,000.

The Nominating and Corporate Governance Committee, or another Board of Directors committee comprised of at least three independent directors who are not involved in the transaction, must approve, ratify or refer to the full Board of Directors related person transactions involving amounts from $60,000 to $120,000. For transactions involving amounts greater than $120,000, the Nominating and Corporate Governance Committee, or such other committee that has reviewed the transaction, will make a recommendation to the full Board of Directors concerning such related person transactions and the full Board of Directors will then ratify, approve or disapprove of such transaction. A director may not participate in the review or approval of any transaction involving himself or any of his affiliates or family members. In addition, if shareholder approval is required under NYSE rules, our articles of incorporation or applicable law for any related person transaction, our related person transaction policy requires us to seek shareholder approval for such transaction.

If it is impractical or undesirable to wait until a committee or Board of Directors meeting to consummate a related person transaction involving $120,000 or less, the Nominating and Corporate Governance Committee chair may review and approve the transaction pursuant to the criteria set forth in the related person transaction policy. Another Nominating and Corporate Governance Committee member may review and approve the transaction if the chair is unavailable or if he, a family member or an affiliate is a party to the transaction. Such approval shall be reported to the Board of Directors at its next regularly scheduled meeting.

In evaluating a related person transaction, the Board of Directors, applicable committee or director shall determine whether the transaction is fair and reasonable to us or any applicable subsidiary. We are not required to obtain a fairness opinion or other third-party support or advice regarding the transaction’s fairness, but the Board of Directors or committee or director reviewing the transaction has the discretion to do so. A related person transaction must also comply with our Code of Business Conduct and Ethics and any other applicable policy.

We may employ a member of an executive officer’s or director’s immediate family, if such employment is in the ordinary course of business and is consistent with the employment, compensation and termination policies and practices applicable to our other similarly situated employees. We must notify the Nominating and Corporate Governance Committee of such employment within a reasonable period after such person commences employment.

Transactions. During 2012, we did not participate in any transactions involving amounts exceeding $120,000 and in which any director, nominee for election as director, executive officer, beneficial owner of more than 5% of our voting stock, or members of their immediate families or their affiliates had a direct or indirect material interest.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires that each of our executive officers and directors file reports of ownership and changes of ownership with the SEC. Based solely upon our review of the copies of such reports and written representations from each of our directors and executive officers that we have received, we believe that all of our executive officers and directors complied with these filing requirements in 2012.

Procedure for Contacting Directors

You may communicate with the Board of Directors or with a specific director at any time by writing to the Board of Directors or that director at our address, 1600 West 7th Street, Fort Worth, Texas 76102, c/o the Corporate Secretary. We will forward all such messages that we receive and any other message that reasonably appears to be about a matter of shareholder interest and is intended for communication to the Board of Directors. We will send communications to the director to whom they are addressed as soon as practicable. We will forward messages addressed to the whole Board of Directors or to the non-management directors to the Chairman of the

Nominating and Corporate Governance Committee. Because there are other appropriate avenues of communication, we will not forward messages not addressed to the Board of Directors or to any director regarding matters that are not of shareholder interest, such as general business complaints or employee grievances. Our Corporate Secretary has the discretion to forward these communications to appropriate persons.

Director Compensation

It is our policy that our directors be fairly compensated for their work required for an organization of our size and scope, that their compensation should align their interests with the long-term interests of our shareholders and that the structure of their compensation should be simple, transparent and easy for shareholders to understand. The Nominating and Corporate Governance Committee annually reviews the compensation of our directors and advises the Board of possible changes in director compensation where necessary.

Each director, other than Mr. Feehan, receives an $8,750 quarterly retainer and a meeting fee of $2,000 per Board meeting attended. The Audit Committee chair receives an additional annual retainer of $6,500, and the chairs of the Management Development and Compensation Committee and the Nominating and Corporate Governance Committee each receive additional annual retainers of $5,000. All committee members receive meeting fees of $1,250 for each committee meeting attended. In addition, immediately after being elected to our Board of Directors at our Annual Meeting of Shareholders each year, each of our directors, other than Mr. Feehan, receive an annual grant of RSUs under our LTIP. The RSU grant to our directors in 2012 had a value of approximately $80,000. In addition, we reimburse all directors for reasonable out-of-pocket expenses incurred in connection with their service as directors.

The table below sets forth the director compensation in 2012:

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)(2)	All Other Compensation ($)		Total ($)
Jack R. Daugherty	$47,000	$80,000	—	(3)	$127,000
Daniel E. Berce	$66,000	$80,000	—		$146,000
Chairman of the Audit Committee
Albert Goldstein(4)	$47,000	$80,000	—	(5)	$127,000
James H. Graves Chairman of the Management Development and Compensation Committee	$64,500	$80,000	—		$144,500
B. D. Hunter	$58,250	$80,000	—		$138,250
Timothy J. McKibben Chairman of the Nominating and Corporate Governance Committee	$63,250	$80,000	—		$143,250
Alfred M. Micallef	$52,000	$80,000	—		$132,000

(1)	The amounts shown represent the grant date fair value in compliance with Financial Accounting Standards Board Accounting Standards Codification 718, Compensation – Stock Compensation (“ASC 718”), for RSU awards granted under the LTIP.

(2)

On May 24, 2012, we granted 1,848 RSUs to each director except Mr. Feehan. These RSUs were valued at $43.29 per share, the closing price of our common stock on the day preceding the grant date. The aggregate market price of each director’s RSUs was approximately $80,000. The RSUs vest in substantially equal 1/12th increments on each of the following vesting dates as long as the director serves continuously on the Board of Directors through the applicable vesting date: May 31, 2012, June 30, 2012, July 31, 2012, August 31, 2012, September 30, 2012, October 31, 2012, November 30, 2012, December 31, 2012, January 31, 2013, February 28, 2013, March 31, 2013 and the earlier of (a) April 30, 2013 or (b) the day immediately preceding the date of our Annual Meeting. In addition, all unvested RSUs granted in 2012 will automatically vest if we have a change-in-control prior to the termination of the director’s service on our Board of Directors. Each vested RSU entitles the director to receive one share of our common stock shortly after June 24, 2013 unless the director has elected to defer receipt of the shares of common stock. The total number of unvested RSUs under the 2012 RSU grant or previous grants received for service on our Board as a director, as applicable, (excluding unvested RSUs that would automatically vest under previous award agreements upon the director’s termination of service for any reason other than death) held by each of the directors at December 31, 2012 was 616 for Messrs. Daugherty, Berce, Graves, Hunter, McKibben and Micallef and 3,679 for Mr. Goldstein.

(3)	Mr. Daugherty also received compensation, health care benefits and insurance premiums in the amount of $28,178 in his capacity as our employee.

(4)	On the date of the Annual Meeting, Mr. Goldstein will forfeit 1,395 unvested RSUs that were granted to him prior to 2012 under the LTIP in connection with his service as our director.

(5)	Mr. Goldstein also received $2,500 in 2012 for his service as a director of one of our wholly-owned subsidiaries, Enova International, Inc. (“Enova”), which comprises our e-commerce Segment.

AUDIT COMMITTEE REPORT

The Audit Committee is responsible primarily for assisting the Board of Directors in fulfilling its oversight responsibility of reviewing the financial information that will be provided to shareholders and others, appointing the independent registered public accounting firm, reviewing the services performed by our independent registered public accounting firm and internal audit department, evaluating our accounting policies and our system of internal controls that management and the Board of Directors have established and reviewing and discussing our risk assessment and risk management. The Audit Committee does not itself prepare financial statements or perform audits, and its members are not auditors or certifiers of our financial statements. The Audit Committee operates under a written charter adopted by the Board of Directors and reviewed annually by the Audit Committee. The charter is available on our website at www.cashamerica.com.

Management is responsible for our system of internal controls over financial reporting and for preparing our financial statements. Our independent registered public accounting firm, PricewaterhouseCoopers LLP, is responsible for performing an independent audit of our consolidated financial statements in accordance with the standards of the Public Company Accounting Oversight Board (United States), and to issue a report thereon.

During 2012, the Audit Committee met regularly and held many discussions with management, the independent registered public accounting firm and our internal auditors. During these meetings and in meetings concerning our Annual Report on Form 10-K for the year ended December 31, 2012, the Audit Committee has:

•

reviewed and discussed the audited financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2012 with management and our independent registered public accounting firm;

•

received the written disclosures and the letter from the independent registered public accounting firm that are required by the applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the Audit Committee concerning independence, and has discussed the independence of the independent registered public accounting firm with such firm; and

•

discussed with the independent registered public accounting firm the matters required to be discussed under Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1, AU section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T.

Based on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors that our audited financial statements be included in the Annual Report on Form 10-K for the year ended December 31, 2012 for filing with the SEC.

The Audit Committee has relied, without independent verification, on management’s representation that the financial statements have been prepared with integrity and objectivity and in conformity with accounting principles generally accepted in the United States and on the representations of the independent registered public accounting firm included in its report on our financial statements. The Audit Committee’s considerations and discussions with management and the independent registered public accounting firm do not, however, ensure that our financial statements are presented in accordance with generally accepted accounting principles or that the audit of our financial statements has been carried out in accordance with the standards of the Public Company Accounting Oversight Board.

The information contained in this report shall not be deemed to be “soliciting material” or “filed” or incorporated by reference in future filings with the SEC, or subject to the liabilities of Section 18 of the Exchange Act, except to the extent that we specifically incorporate it by reference into a document filed under the Securities Act of 1933, as amended, or the Exchange Act.

MEMBERS OF THE AUDIT COMMITTEE

Daniel E. Berce, Chairman

James H. Graves

Timothy J. McKibben

EQUITY COMPENSATION PLAN INFORMATION

The following table sets forth information, as of December 31, 2012, with respect to shares of common stock that may be issued under our existing equity compensation plans.

Plan Category	Number of shares of common stock to be issued upon exercise of outstanding options, warrants and rights		Weighted-average exercise price of outstanding options, warrants and rights(1)	Number of shares of common stock remaining available for future issuance under equity compensation plans
Equity compensation plans approved by shareholders:	760,801	(2)(3)	—	1,732,393	(4)
Equity compensation plans not approved by shareholders:	—		—	—

Total	760,801			1,732,393

(1)	The weighted-average exercise price only relates to outstanding options, and we did not have any options outstanding as of December 31, 2012.

(2)	Includes 137,995 unvested and deferred vested RSUs under the Cash America International, Inc. 1994 Long-Term Incentive Plan (“1994 LTIP”) and 591,404 unvested and deferred vested RSUs under the LTIP. Also includes 20,301 and 11,101 shares issuable under the 1994 LTIP and the LTIP, respectively, to certain of our directors who deferred some of their director fees to be paid in the form of common stock upon their separation from service as a director or until a later date that may be specified by the director (the “Director Deferred Shares”).

(3)	Includes the maximum number of RSUs that may be issuable under performance-based RSUs granted in 2011 and 2012 if we achieve certain specified levels of improvement in earnings per share (“EPS”) over a three-year period and does not include any performance-based RSUs that were granted in 2010 because we did not meet the EPS growth requirement in order for them to vest. See “Executive Compensation – Compensation Discussion and Analysis – 2012 Compensation – Long-Term Incentive Compensation – RSUs” for additional information about the performance-based RSUs that were granted in 2012 and “Executive Compensation – Compensation Discussion and Analysis – Compensation Prior to 2012 – Performance-Based RSUs Granted in January 2010 Scheduled to Vest in January 2013” for additional information about the performance-based RSUs that were granted in 2010 and forfeited when they did not vest.

(4)	Represents shares of common stock available for issuance under our LTIP, which can be granted pursuant to stock options, stock appreciation rights, performance shares, performance units, restricted stock, RSUs and other stock-based awards selected by our Management Development and Compensation Committee or which may be issued in connection with future deferrals of director fees that will be paid in the form of our common stock.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Our common stock, par value $0.10 per share, is our only outstanding class of equity securities.

Securities Owned by Principal Shareholders

The following table sets forth information regarding the number and percentage of shares of common stock held by all persons and entities known by us to beneficially own 5% or more of our outstanding common stock. The information regarding beneficial ownership of common stock by the entity identified below is included in reliance on a report filed by the entity with the SEC, except that the percentage is based upon our calculations made in reliance upon the number of shares reported to be beneficially owned by the entity in such report and the number of shares of our common stock issued and outstanding on March 26, 2013, which was 28,578,220.

Name and Address of Beneficial Owner		Amount and Nature of Beneficial Ownership		Percent of Class
Blackrock, Inc. 40 East 52nd Street New York, NY 10022		2,360,908	(1)	8.3%

Allianz Global Investors U.S. Holdings LLC 680 Newport Center Drive, Suite 250 Newport Beach, CA 92660	NFJ Investment Group LLC 2100 Ross Avenue, Suite 700 Dallas, TX 75201	2,001,947	(2)	7.0%

The Vanguard Group 100 Vanguard Blvd. Malvern, PA 19355		1,882,803	(3)	6.6%

EARNEST Partners, LLC 1180 Peachtree St. NE, Suite 2300 Atlanta, GA 30309		1,769,828	(4)	6.2%

Ridgeworth Capital Management, Inc. as parent company for Ceredex Value Advisors LLC 3333 Piedmont Road NE, Suite 1500 Atlanta, GA 30305		1,764,409	(5)	6.2%

Eagle Asset Management, Inc. 880 Carillon Parkway St. Petersburg, FL 33716		1,515,043	(6)	5.3%

(1)	According to a Schedule 13G/A filed with the SEC on February 1, 2013, Blackrock, Inc. has sole voting power with respect to 2,360,908 shares and has the sole right to dispose of all 2,360,908 shares.

(2)	According to a Schedule 13G/A filed with the SEC on February 14, 2013 by Allianz Global Investors U.S. Holdings LLC (“Allianz”) and NFJ Investment Group LLC (“NFJ”) jointly, Allianz beneficially owns 2,001,947 shares and NFJ beneficially owns 1,996,595 shares. According to the Schedule 13G/A, (a) NFJ has sole voting power with respect to 1,977,195 shares and has the sole right to dispose of 1,996,595 shares and (b) Allianz Global Investors Europe GmbH (“Allianz Global”) has sole voting power with respect to 1,341 shares and has the sole right to dispose of 5,352 shares. According to the Schedule 13G/A, NFJ is a wholly-owned subsidiary of Allianz and Allianz Global is an affiliate of Allianz.

(3)	According to a Schedule 13G/A filed with the SEC on February 12, 2013, the Vanguard Group has sole voting power with respect to 42,999 shares, the sole right to dispose of 1,841,004 shares and a shared right to dispose of 41,799 shares.

(4)	According to a Schedule 13G/A filed with the SEC on February 13, 2013, EARNEST Partners, LLC has sole voting power with respect to 821,499 shares, shared voting power with respect to 225,774 shares and has the sole right to dispose of 1,769,828 shares.

(5)	According to a Schedule 13G filed with the SEC on February 12, 2013, Ridgeworth Capital Management, Inc. as parent company for Ceredex Value Advisors LLC. has sole voting power with respect to 1,764,409 shares and has the sole right to dispose of all 1,764,409 shares.

(6)	According to a Schedule 13G/A filed with the SEC on January 29, 2013, Eagle Asset Management, Inc. has sole voting power with respect to 1,515,043 shares and has the sole right to dispose of all 1,515,043 shares.

Securities Owned by Officers and Directors

We encourage our directors, officers and employees to own our common stock in order to align their interests with our shareholders. In January 2012 we adopted stock ownership guidelines for our executive officers and directors. See “Executive Compensation – Compensation Discussion and Analysis – 2012 Compensation – Retirement and Other Policies and Practices Related to Our Executive Compensation Program – Equity Ownership” for additional information about our stock ownership guidelines.

The following table sets forth information about the beneficial ownership of our outstanding common stock as of March 26, 2013 by our directors and named executive officers whose compensation is disclosed under “Executive Compensation” in this proxy statement and all directors and executive officers as a group. The ownership percentage is based on the number of shares of our common stock issued and outstanding on March 26, 2013, which was 28,578,220.

	Shares Beneficially Owned
Name of Beneficial Owner	Amount and Nature of Beneficial Ownership(1)(2)(3)		Percent of Class(2)
Daniel E. Berce	16,581		*
Jack R. Daugherty	23,884		*
Daniel R. Feehan	280,179	(4)	1.0%
Albert Goldstein	23,742	(5)	*
James H. Graves	38,330	(6)	*
B.D. Hunter	45,435	(7)	*
Timothy J. McKibben	16,170		*
Alfred M. Micallef	16,170		*
Thomas A. Bessant, Jr.	22,872	(8)	*
Dennis J. Weese	18,613		*
Timothy S. Ho(9)	5,005		*
J. Curtis Linscott	27,668		*
All directors and executive officers as a group (13 persons)(10)	534,649	(11)	1.9%

*	Indicates ownership of less than 1.0% of our common stock.

(1)	Beneficial ownership has been determined in accordance with Rule 13d-3 under the Exchange Act. Unless otherwise indicated, each of the persons named has sole voting and investment power with respect to the shares reported.

(2)	Includes (a) unvested RSUs scheduled to vest within 60 days following March 26, 2013, (b) unvested RSUs that could become vested within 60 days following March 26, 2013 due to the termination of a director’s Board service if that director has served on our Board of Directors for at least five continuous years and (c) deferred vested RSUs that could become deliverable to the following officers or directors within 60 days following March 26, 2013 due to the termination of their employment or Board service, as applicable:

Name	Shares Issuable within Sixty Days for Unvested RSUs that may Vest and Vested Deferred RSUs
Mr. Berce	11,166
Mr. Daugherty	15,755
Mr. Feehan	151,510
Mr. Goldstein	6,708
Mr. Graves	15,755
Mr. Hunter	15,755
Mr. McKibben	15,755
Mr. Micallef	15,755
Mr. Bessant	7,382
Mr. Linscott	122

(3)	The payout of certain amounts shown may be subject to delay pursuant to Section 409A (“Section 409A”) of the Internal Revenue Code. Any such delay has not been considered for the purposes of this table.

(4)	Includes 56,628 shares held in an irrevocable trust of which Mr. Feehan is the sole trustee.

(5)	Includes 15,000 shares held by ALG International, LLC in which Mr. Goldstein has a 33.3% interest.

(6)	Includes 22,160 Director Deferred Shares.

(7)	Includes 15,000 shares held by a corporation that Mr. Hunter controls. Mr. Hunter disclaims beneficial ownership of such shares. Also includes 9,265 Director Deferred Shares.

(8)	Includes 393 shares owned by Mr. Bessant’s spouse.

(9)	Mr. Ho left our Company on March 29, 2013.

(10)	Includes all of our current directors and all executive officers employed by us as of March 26, 2013.

(11)	This amount includes 255,663 shares that directors and executive officers have the right to acquire within 60 days following March 26, 2013.

PROPOSAL 2

RATIFICATION OF

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of the Board of Directors has selected PricewaterhouseCoopers LLP as our independent registered public accounting firm for fiscal 2013. During fiscal 2012, PricewaterhouseCoopers LLP served as our independent registered public accounting firm and also provided certain tax and other audit – related services. See “Audit and Non-Audit Fees” for further information.

The Board of Directors is asking you to ratify the selection of PricewaterhouseCoopers LLP. Although our Amended and Restated Bylaws do not require this ratification, our Board of Directors believes that the selection of the independent registered public accounting firm is an important matter of shareholder concern and that a proposal that shareholders ratify this selection is an opportunity for you to provide direct feedback to the Board of Directors. If you do not ratify the selection, we will consider the selection of a different firm. Even if you do ratify this selection, the Audit Committee can select a different independent registered public accounting firm, subject to ratification by the full Board of Directors, whenever it determines that such a change would be in the best interests of us and our shareholders.

Representatives of PricewaterhouseCoopers LLP are expected to be present at the Annual Meeting, will have the opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR THE

RATIFICATION OF PRICEWATERHOUSECOOPERS LLP AS OUR INDEPENDENT REGISTERED

PUBLIC ACCOUNTING FIRM FOR 2013.

Audit and Non-Audit Fees

Fees billed by PricewaterhouseCoopers LLP for professional services rendered for the last two fiscal years were as follows:

	2012	2011	Description of Fees
Audit Fees:	$1,514,800	$1,203,820	Audit fees consist primarily of the audit and quarterly and annual reviews of our consolidated financial statements and related consents, the audit of internal control over financial reporting and procedures related to statutory audits of our Mexico-based pawn operations.

Audit-Related Fees:	$1,377,408	$1,958,510	In 2012, audit-related fees include due diligence services provided on an abandoned acquisition. Audit-related fees also consist of the audit and review of the financial statements of Enova in connection with the filing of a registration statement on Form S-1 in 2011 for the proposed initial public offering (“IPO”) of Enova common stock that was withdrawn in July 2012, consents, assurance services and other reports required by governmental or regulatory bodies over our Mexico-based pawn operations.

Tax Fees:	$89,435	$89,072	Tax fees consist of services provided for required tax reporting in Mexico and tax-related services related to our Mexico-based pawn operations.

All Other Fees:	$3,780	$3,600	Other fees consist of amounts paid for technical publications and subscriptions.

Total:	$2,985,423	$3,255,002

Policy on Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Independent Registered Public Accounting Firm

The Audit Committee must pre-approve all auditing services and permitted non-audit services that the independent registered public accounting firm is to perform for us (except for items exempt from pre-approval requirements under applicable laws and rules). The Audit Committee has delegated to the Chairman of the Audit Committee the authority to pre-approve audit and non-audit services not prohibited by law to be performed by our independent registered public accounting firm up to a maximum for any particular item of additional services of 3% of the aggregate approved annual budget for services to be rendered by such firm that is in effect at the time of such pre-approval, provided that in any particular quarter, the costs of all such items of additional services pre-approved by the Chairman may not, in the aggregate, exceed an amount greater than 5% of the aggregate approved annual budget for services to be rendered by such firm that is in effect at the time of such pre-approval. Any pre-approvals granted by the Chairman of the Audit Committee are reported to the full Audit Committee at its next regularly scheduled meeting. The Audit Committee periodically monitors the services rendered by, and actual fees paid to, the independent registered public accounting firm to ensure that the services provided are within the parameters that the Audit Committee has approved. The Audit Committee pre-approved all of the audit and non-audit services and related fees for 2012 and 2011.

EXECUTIVE COMPENSATION

Executive Summary

Our goal for our executive compensation program is to attract, motivate and retain the highest quality executives who will provide leadership for our success in dynamic and competitive markets. We seek to accomplish this goal in a way that rewards performance and is aligned with our shareholders’ long-term interests. The Management Development and Compensation Committee oversees our executive compensation program and determines the compensation for our named executive officers.

Our named executive officers who are included in our Summary Compensation Table include:

•

Daniel R. Feehan, our President and Chief Executive Officer (“Chief Executive Officer”) who has been employed by us since 1988, has served in his current role since February 2000 and has served as one of our directors since 1984.

•

Thomas A. Bessant, Jr., our Executive Vice President – Chief Financial Officer (“Chief Financial Officer”) who has been employed by us since 1993 and has served as our Chief Financial Officer since July 1997.

•

Timothy S. Ho, our former President – E-Commerce Division (“E-Commerce Division President”) who was employed by us in 2006 when we acquired CashNetUSA, his previous employer, and served as our E-Commerce Division President from October 2008 through March 29, 2013 when he left our Company.

•	Dennis J. Weese, our President – Retail Services Division (“Retail Services Division President”) who has been employed by us since 2007 and has served in his current role since July 2008.

•	J. Curtis Linscott, our Executive Vice President, General Counsel & Secretary (“General Counsel”) who has been employed by us since 1995 and has served in his current role since May 2006.

Mr. Ho left our Company on March 29, 2013. David A. Fisher, who was appointed on January 29, 2013 as the Chief Executive Officer of our E-Commerce Division (which comprises our e-commerce segment and is also referred to as Enova), succeeded Mr. Ho as the senior executive officer of our E-Commerce Division.

Highlights of Fiscal 2012

The Company’s financial results for the year ended December 31, 2012 (“2012”) are summarized below.

•	Consolidated total revenue increased 13.7%, to $1.8 billion, in 2012 compared to the year ended December 31, 2011 (“2011”), which was the highest consolidated total revenue in our 29-year history.

•	Consolidated net revenue increased 10.6%, to $1.0 billion, in 2012 compared to $909.8 million in 2011.

•	Net income was $107.5 million in 2012 compared to $136.0 million in 2011.

•	Diluted net income per share was $3.42 in 2012 compared to $4.25 in 2011.

•	Income from operations for our e-commerce segment increased 34.0%, to $126.3 million, in 2012 compared to $94.3 million in 2011.

While we achieved strong revenue growth on a consolidated basis in 2012, we incurred certain unusual charges during 2012 that caused our net income and diluted net income per share in 2012 to decrease when compared to 2011. The unusual charges in 2012 totaled $39.0 million before taxes and consisted of $3.9 million, $21.7 million and $13.4 million of expenses related to the proposed IPO of Enova that was withdrawn during 2012, the reorganization of our Mexico-based pawn operations and voluntary reimbursements to certain of our Ohio customers. We refer you to our Annual Report on Form 10-K for 2012 for additional information regarding our 2012 and 2011 financial results, including information regarding these unusual items.

In 2012, our named executive officers were faced with key business and strategic decisions that required significant leadership within our Company. In 2012, we were able to achieve the highest consolidated total revenue in our 29-year history, and we achieved significant growth in our e-commerce segment, both foreign and domestic. We were also able to expand our retail services segment through the acquisition of 37 additional pawn lending locations and the addition of 22 new pawn lending locations during 2012. In addition, in 2012, our named executive officers encountered many challenges, including the events described above that resulted in the unusual charges that affected our net income and diluted earnings per share.

Compensation Program Highlights

Pay for Performance

We believe in pay for performance, which is reflected in our compensation program. Our named executive officers’ total compensation is comprised of a mix of base salary, short- and long-term incentive compensation that may be equity- or cash-based and is based on our performance or the performance of our stock and retirement and other benefits. As further detailed in our “Compensation Discussion and Analysis,” we believe that our named executive officers’ compensation illustrates our pay for performance culture:

•

A significant portion of our named executive officers’ compensation for 2012 was based on our performance. The 2012 base salary increases for our named executive officers ranged from 3.0% to 3.6%, and a significant portion of their compensation continued to be tied to short- and long-term incentive compensation that is based on our performance and considered “at-risk.”

•	Performance-based RSUs granted in 2010 that were based on the Company’s three-year financial performance through December 31, 2012 did not vest.

•

In January 2010, our Chief Executive Officer, Chief Financial Officer, Retail Services Division President and General Counsel received an RSU grant as part of their long-term compensation that was partially comprised of performance-based RSUs. The performance-based RSUs required a threshold compounded annual growth rate in our EPS for the three-year period ending December 31, 2012 in order to vest, and because we did not meet that threshold requirement, none of these performance-based RSUs vested. Because they did not vest, all performance-based RSUs under this grant were forfeited.

•

The maximum number of performance-based RSUs that could have vested, and the value of such RSUs as of December 31, 2012 (based on the closing price of our common stock that day of $39.67), were as follows: Chief Executive Officer – 27,647 shares valued at $1,096,756; Chief Financial Officer – 5,668 shares valued at $224,850; Retail Services Division President – 5,876 shares valued at $233,101; and General Counsel – 3,732 shares valued at $148,048.

•	Our named executive officers, other than our E-Commerce Division President, did not receive a payment under our 2012 short-term incentive plan, which was based on our financial performance.

•

Our E-Commerce Division President was our only named executive officer to receive a short-term incentive (“short-term incentive” or “STI”) award payment under our 2012 STI plan. His 2012 STI award was based solely on the growth and profitability of our E-Commerce Division, which achieved significant growth and profitability during 2012 compared to 2011.

•

Our other named executive officers did not receive a 2012 STI award payment because we did not meet the threshold financial performance required for payment under the 2012 STI plan for their potential awards. Their STI awards required a certain level of growth in our consolidated earnings before taxes (“EBT”) or a combination of growth in consolidated EBT and the growth and profitability of our Retail Services Division, as applicable, to be paid.

•

The target value of the 2012 STI award for the named executive officers who did not receive payment is as follows: Chief Executive Officer – $850,000; Chief Financial Officer – $315,000; Retail Services Division President – $325,500; and General Counsel – $246,400. The 2012 STI award payment that was paid to our E-Commerce Division President is included in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table.

•

Our E-Commerce Division President received payment for his performance units commensurate with the significant increase in earnings for our E-Commerce Division. In 2011 and 2012, our E-Commerce Division President received a grant of performance units as part of his long-term compensation that are payable solely in cash based on the annual increases in earnings before interest, taxes, depreciation and amortization, a non-generally accepted accounting principles measure (“EBITDA”), of our E-Commerce Division. Because the E-Commerce Division had significant growth in EBITDA as required for vesting and payment of each performance unit award, in January 2013 Mr. Ho received a cash payment for his portion of the 2011 and 2012 performance unit awards that vested in January 2013. This cash payment is included in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table.

Compensation for our Chief Executive Officer

CEO Compensation Aligned with Net Income and EBT. Our Chief Executive Officer’s total compensation for 2012 as reported in the “Total” column of the Summary Compensation Table has increased or decreased commensurate with our EBT (the measure of earnings that we used to determine awards for our Chief Executive Officer in our 2012 STI plan) and our net income over the past five years.

Performance-Based Compensation. The chart below shows the elements of compensation approved by our Management Development and Compensation Committee in January 2012 that comprised the total target direct compensation for our Chief Executive Officer for 2012. The total target direct compensation for 2012 included base salary, a potential STI award under our 2012 STI plan that could be paid based on our 2012 EBT performance and a long-term RSU grant that consisted of time-based RSUs that vest over a four-year period and performance-based RSUs that may vest based on our achieving certain specified levels of improvement in EPS over the three-year period ending December 31, 2014. The total target direct compensation illustrated in the chart below does not include any amounts included in the “All Other Compensation Column” of our Summary Compensation Table.

As illustrated below, approximately 71% of our Chief Executive Officer’s total target direct compensation for 2012 was short- or long-term compensation that was performance-based, equity-based or both. Our Chief Executive Officer received a significant portion of his total target direct compensation in the form of an equity grant in 2012, which aligns his interests with those of our shareholders. Additional detail regarding our Chief Executive Officer’s compensation is provided in the Summary Compensation Table and throughout our “Compensation Discussion and Analysis.”

Executive Compensation Practices

Below is a summary of our compensation practices that we believe drive performance and align with the interests of our shareholders:

What we do:	What we don’t do:
• Pay for Performance: We tie pay to performance, and a large portion of our named executive officer compensation is at-risk performance-based compensation that is tied to our performance.

•      Employment Agreements: We do not have employment agreements for our named executive officers, except for our Chief Executive Officer.

•      Tax Gross-up Provisions: We do not have tax gross-up provisions that would allow for a gross-up payment for excise and other taxes that could become payable as a result of payments made in connection with a change-in-control. We removed these provisions from our Executive Change-in-Control Severance Agreements in 2012 and our Chief Executive Officer’s employment agreement in 2011.

•      Pledging and Hedging: Our Insider Trading Policy does not permit margining, pledging, hedging, short sales of or trading options related to our stock by any director, officer or employee. We encourage holding our stock over the long-term for investment purposes, as demonstrated by our Stock Ownership Guidelines.

•      Limited Perquisites: We do not provide excessive perquisites and personal benefits to our named executive officers, and in 2012 they were less than $25,000 per person.

•      Share Recycling: In May 2012, we eliminated share recycling in our LTIP. This means that any shares that are forfeited, used as payment for an award, withheld for taxes, not issued because an award terminates or are not purchased under an award will not be available under the LTIP for future awards.

•      No Tax Gross-Ups on Perquisites and Benefits: In April 2013, we entered into a new employment agreement with our Chief Executive Officer that does not provide for any tax gross-ups on his perquisites and benefits. None of our other named executive officers receive any tax gross-ups on their perquisites and benefits.

•      Clawback Provisions: Our compensation plans, award agreements, Executive Change-in-Control Severance Agreements, and, since April 2013, our employment agreement with our Chief Executive Officer all contain clawback provisions that would allow us to recoup certain compensation and awards paid to our named executive officers in certain circumstances in the event that there is a material restatement of our financial results.

•      Double Trigger Change-in-Control: In April 2013, we entered into a new employment agreement with our Chief Executive Officer, under which, following a change-in-control, he would not be entitled to a severance payment or other benefits unless we terminate his employment other than for just cause, we fail to renew the term of his employment agreement upon expiration or he terminates his employment for good reason.

•      Stock Ownership Guidelines: We adopted stock ownership guidelines in 2012 that require stock ownership that is six times the annual base salary for our Chief Executive Officer, three times the annual base salaries for the other named executive officers and five times their annual retainer for our directors.

•      No Positive Discretion for STI Plan: In 2012, we removed discretion from our STI plan so that it does not permit the Management Development and Compensation Committee to use discretion to award amounts greater than the STI awards earned by our named executive officers under our formula-based STI plan.

•      Risk Management: We perform regular risk management assessments for our compensation and benefit programs related to executive and non-executive compensation practices in order to ensure that our compensation policies and practices are not reasonably likely to have a material adverse effect on us.

Compensation Discussion and Analysis

Overview of Compensation Program

The Management Development and Compensation Committee oversees our executive compensation policies and practices and seeks to ensure that our named executive officers’ total compensation is fair, reasonable and competitive. For more information about the Management Development and Compensation Committee and its authority and responsibilities, see “Board Structure, Corporate Governance Matters and Director Compensation – Committees of the Board of Directors and Meetings – Management Development and Compensation Committee” in this proxy statement.

We and the Management Development and Compensation Committee follow an executive compensation policy that sets out our compensation philosophy and objectives. The policy was originally adopted by the Management Development and Compensation Committee in 2003 and was updated in 2012.

Compensation Philosophy and Objectives

We believe that compensation should be performance-based and competitive in the market and industries where we compete for talent. We also believe that we should provide our executives with compensation that is closely linked to our shareholders’ financial interests and that reflects each executive’s contributions to enhancing the value of our shareholders’ investment in us. In addition, we believe in pay for performance and discouraging excessive risk taking by our named executive officers.

Our compensation objectives are:

•	Attracting, motivating and retaining the highest quality executives;

•	Reinforcing our business strategies, corporate culture and management process;

•	Compensating for results, while aligning executive short- and long-term interests with those of our shareholders;

•	Providing a disciplined and flexible administration that is easily communicated and understood and that encourages consistent expectations across the organization;

•	Establishing competitive base salary ranges with midpoints at the 50th percentile of our competitive group;

•	Targeting competitive short-term incentives at the 50th percentile of our competitive group and paid at the 75th percentile for outstanding performance;

•

Encouraging stock ownership and targeting competitive long-term incentives for executives at the 50th percentile of our competitive group and paid at the 75th percentile for outstanding performance; and

•	Encouraging the appropriate amount of risk to be taken by our officers and employees to achieve sustained long-term growth while discouraging short-term high risk activities.

Executive Compensation Practices

The principal elements of our executive compensation are:

•	Base salary;

•	A performance-based annual STI award paid in cash;

•	Long-term incentive compensation awards that may be equity- or cash-based and are based on our performance or the performance of our stock;

•	Retirement plans;

•	Health, insurance and other benefits also available to employees generally; and

•	Certain additional benefits available to officers.

When making decisions about each compensation element, the Management Development and Compensation Committee reviews the overall compensation we pay to our executive officers. It also reviews and considers the competitive market for executives and compensation levels and compensation components provided by companies with whom we compete for executive talent. In general, the proportion of a named executive officer’s compensation that is at-risk and subject to achieving incentive targets increases with the executive’s position and responsibility.

Management Development and Compensation Committee’s Role in Establishing Compensation. The Management Development and Compensation Committee approves, or recommends to the independent members of the Board of Directors for approval, all compensation decisions for our named executive officers, including grants of equity awards. The Management Development and Compensation Committee believes that one of its key functions is to help ensure that our executives are fairly compensated based upon their performance and contribution to our growth and profitability and that its compensation decisions support our compensation philosophy and objectives, as well as shareholder interests. The Management Development and Compensation Committee chair sets the agenda for all committee meetings, with input from management.

Management’s Role in Establishing Compensation. Our Chief Executive Officer and our Vice President – Compensation and Benefits are the primary management contacts for the Management Development and Compensation Committee chair. Our Vice President – Compensation and Benefits monitors our executive compensation and from time to time makes suggestions to the Management Development and Compensation Committee for changes to the compensation program.

In 2012, our Chief Executive Officer, Vice President – Compensation and Benefits and General Counsel attended Management Development and Compensation Committee meetings to discuss matters under consideration by the Management Development and Compensation Committee and to answer questions regarding those matters. The Management Development and Compensation Committee also met regularly in executive session without members of management present.

Our Chief Executive Officer recommends to the Management Development and Compensation Committee changes in compensation for other named executive officers based on an assessment of their contribution to our performance, their individual responsibility for a business segment, function and/or strategic goals and their potential for future contributions to our success. Neither the Chief Executive Officer nor other executive officers are directly involved in recommendations for changes in the Chief Executive Officer’s compensation.

Chief Executive Officer Employment Agreement. We do not have employment agreements with any of our named executive officers, except our Chief Executive Officer, Mr. Feehan. In May 2008, we entered into a five year employment agreement with Mr. Feehan that expires on April 30, 2013 (the “Original Employment Agreement”). In April 2013, we entered into a new two-year employment agreement with Mr. Feehan that will become effective on May 1, 2013 and terminates on April 30, 2015 but may be extended for successive one-year periods (the “Renewed Employment Agreement”). The terms of the Renewed Employment Agreement are substantially similar to the Original Employment Agreement, except where noted below and under “Potential Payments Upon Termination or Change-in-Control.” The Renewed Employment Agreement also contains a clawback provision that would allow us to recoup certain compensation paid to Mr. Feehan in certain circumstances in the event that there is a material restatement of our financial results.

Under the Original Employment Agreement, Mr. Feehan agreed to serve as our President and Chief Executive Officer with an initial base salary of $700,000, which could be, and has been, increased by the Management Development and Compensation Committee (see “Base Salary” for additional information). Under the Renewed Employment Agreement, Mr. Feehan agreed to continue to serve as our President and Chief

Executive Officer with an initial base salary of $850,000 (his base salary in 2012 and 2013), which may be increased by the Management Development and Compensation Committee. In addition, under the Original Employment Agreement and the Renewed Employment Agreement, Mr. Feehan is eligible to participate in our short-term incentive compensation program, long-term equity compensation program and other employee benefits programs. The Original Employment Agreement and Renewed Employment Agreement also have provisions regarding nondisclosure, nonsolicitation and noncompetition. Additionally, in 2011, the Original Employment Agreement was amended to remove a provision that would have allowed for a gross-up payment on excise taxes as a result of termination due to a change-in-control, and such gross-up payment provisions were not included in the Renewed Employment Agreement. A discussion of the provisions in the Original Employment Agreement and the Renewed Employment Agreement regarding payments that may be made upon Mr. Feehan’s termination, including upon a change-in-control, is provided under the heading “Potential Payments Upon Termination or Change-in-Control.”

Under the Original Employment Agreement, upon a termination of employment for any reason other than death, disability or termination for just cause within 12 months following a change-in-control, Mr. Feehan would have been entitled to a severance payment and various benefits (which is also referred to as a “modified single-trigger”) as further described under the heading “Potential Payments Upon Termination or Change-in-Control.” The Renewed Employment Agreement does not have a modified single-trigger provision, and Mr. Feehan will not be entitled to a severance payment or other benefits under the agreement unless, within 12 months following our change-in-control, (i) we terminate Mr. Feehan’s employment other than for just cause or fail to renew the term of the agreement upon expiration or (ii) Mr. Feehan terminates his employment for good reason. (See “Potential Payments Upon Termination or Change-in-Control – Payments Made Upon Resignation, Retirement, Termination, Death or Disability – Payments to the Chief Executive Officer” for additional information regarding what is considered “just cause” and “good reason.”)

Severance Agreements. We have previously entered into Executive Change-in-Control Severance Agreements with each of our named executive officers, other than our Chief Executive Officer. Like certain provisions of our Chief Executive Officer’s employment agreement, these agreements are designed to promote stability and continuity of senior management in the event of a potential change-in-control. In January 2012, the Management Development and Compensation Committee approved the Cash America International, Inc. First Amended and Restated Executive Change-in-Control Severance Agreements for its named executive officers other than Mr. Feehan (the “Amended Change-in-Control Agreements”), and each such named executive officer entered into the Amended Change-in-Control Agreement effective on the same date. The Executive Change-in-Control Severance Agreements were amended primarily to (a) remove a provision in each of the agreements that allowed for a gross-up payment for excise and certain other taxes that could become payable as a result of payments made in connection with a change-in-control, (b) update the change-in-control definition to be consistent with our other agreements that utilize the change-in-control definition of Section 409A, and (c) include a clawback provision that allows us to recoup all or some of the incentive compensation paid, issued or granted to the executive under certain circumstances in the event that there is a material restatement of our financial results.

In addition, we have a Severance Pay Plan for Executives that would most likely be followed, subject to the discretion of the Chief Executive Officer and the Management Development and Compensation Committee, in the case of termination of one of our named executive officers, other than our Chief Executive Officer. Information about payments that may be made to the named executive officers under the Executive Change-in-Control Severance Agreements and the Severance Pay Plan for Executives upon termination or our change-in-control is provided under the heading “Potential Payments Upon Termination or Change-in-Control.”

Continued Employment and Separation Agreement for Mr. Ho. On January 29, 2013, we entered into an agreement with Mr. Ho detailing the terms of his separation (the “Continued Employment and Separation Agreement”), which occurred on March 29, 2013. The Continued Employment and Separation Agreement provides Mr. Ho with two years of base salary continuation to be paid through March 2015 in the aggregate amount of $860,000 (before any applicable withholding), two years of medical benefits and a lump sum cash payment of $24,808 to cover vacation pay less the value of any vacation taken prior to separation. The Continued Employment and Separation Agreement includes certain releases and non-disclosure, non-solicitation and non-competition covenants, among other terms and conditions. When Mr. Ho left our Company on March 29, 2013, all of his outstanding short- and long-term incentive awards expired and/or were forfeited on that date.

2012 Compensation

2012 Review. In determining compensation for each of our named executive officers, including our Chief Executive Officer for 2012, the Management Development and Compensation Committee considered each element of the executive officers’ compensation and how that element fits into the officers’ compensation package as a whole. The Management Development and Compensation Committee designed the 2012 compensation packages with a goal of balancing short-term compensation, including base compensation and short-term incentive compensation, with long-term compensation. In assessing each named executive officer’s compensation package, the Management Development and Compensation Committee considered how much of the overall compensation package is subject to achieving certain financial targets on both a short-term basis and a long-term basis. The Management Development and Compensation Committee utilized both short-term incentive compensation and long-term incentive compensation that is tied to our performance to link management’s compensation to shareholder interests so that our executives will receive pay for our performance on both a short- and long-term basis.

In late 2011, the Management Development and Compensation Committee engaged an outside compensation consultant, Mercer, LLC (“Mercer”), to assist it in performing a compensation review of our executive compensation. Mercer provided a review of total direct compensation, which included a review of base salaries, short-term incentives and long-term incentives, for each of our named executive officers compared to persons holding comparable positions with similar duties at other publicly-traded companies (listed below) and to general industry survey data. The following publicly-traded company peer groups were used:

Financial Services Peers

• Advance America, Cash Advance Centers, Inc.	• Rent-A-Center, Inc.
• DFC Global Corp.	• QC Holdings, Inc.
• EZCORP, Inc.	• World Acceptance Corporation
• First Cash Financial Services, Inc.

Local Peers

• Pier 1 Imports, Inc.	• Trinity Industries, Inc.
• RadioShack Corporation	• Tuesday Morning Corporation
• Rent-A-Center, Inc.	• Zale Corporation

When compared against the financial services peers, in 2012 we were the second largest company in terms of both revenue and market value, and when compared against the local peers, our revenue was in the bottom quartile and market value was in the 3rd quartile.

The total direct compensation of the Chief Executive Officer and Chief Financial Officer was compared to the total compensation of persons holding the same positions in both peer groups as well as to general industry survey data. Due to the small sample size for top division executives within the peer groups, the total direct compensation of our Retail Services Division President was compared to the total direct compensation of the top division and operations executives from both peer groups and against general industry survey data for division heads. Many of our peers did not publicly disclose compensation or have sufficient comparison data for individuals holding similar positions with similar duties to those held by our other named executive officers, namely our E-Commerce Division President and our General Counsel. Therefore, the total direct compensation of our E-Commerce Division President was compared against the total direct compensation of the fourth highest paid executives in both of our peer groups and against general industry survey data, and the compensation of our General Counsel was compared against the total direct compensation of the fifth highest paid executives at peer companies and against general industry survey data. This comparative review of our current total direct compensation levels indicated that our named executive officers generally fell within the 2nd and 3rd quartiles of our peer groups.

Our Management Development and Compensation Committee reviewed the information provided by Mercer in January 2012 when it made the compensation decisions for our named executive officers. While our compensation philosophy and objectives set forth above state that we target compensation within certain percentiles, the Management Development and Compensation Committee did not use the comparison information provided by Mercer to establish named executive officer compensation within a certain percentile for 2012 and did not engage in benchmarking. Rather, the Management Development and Compensation Committee referred to the information provided by Mercer as a general reference.

In late 2012, the Management Development and Compensation Committee engaged Mercer to review and update our peer group to be used by the Management Development and Compensation Committee in determining future compensation for our named executive officers. The Management Development and Compensation Committee also engaged Mercer in late 2012 to review the potential compensation package of Enova’s new Chief Executive Officer who was hired in January 2013. In 2012, Mercer provided compensation information and general observations regarding these matters, but it did not determine or recommend the amount or form of compensation for our executive officers. In addition, management engaged Mercer in the first half of 2012 to provide an analysis of potential compensation for certain Enova employees in connection with and subject to the completion of the proposed Enova IPO, which was withdrawn in July 2012. The total fees for all of its engagements on behalf of our Company paid to Mercer during 2012 were less than $120,000.

Consideration of the Results of the 2012 Advisory Vote to Approve Executive Compensation. At our 2012 Annual Meeting of Shareholders, we held our second annual non-binding shareholder advisory vote to approve executive compensation and received a very strong shareholder vote approving the compensation of our named executive officers. Our shareholders approved our fiscal year 2011 compensation awarded to our named executive officers with 97.7% of the votes cast on the proposal in favor of the proposal. While many of the significant fiscal 2012 compensation decisions had already been made at the time of the vote, the Management Development and Compensation Committee was mindful of the shareholder vote when determining executive compensation decisions and reviewing our executive compensation program throughout the remainder of 2012 and when determining 2013 compensation for our executive officers. In addition, in 2012 our Management Development and Compensation Committee made some adjustments to our executive compensation programs to further align our executive compensation structure with our shareholders’ interests and current market practices, which are described under “Executive Summary – Compensation Program Highlights” and throughout this “Compensation Discussion and Analysis.”

Base Salary. The Management Development and Compensation Committee reviewed the base salaries of our named executive officers in January 2012. The base salaries are determined according to the named executive officer’s current and prior roles with us, the knowledge and skill required to fulfill the roles and their management and leadership effectiveness over the performance period in combination with any material change in the scope and complexity of their responsibilities.

In determining salary increases for each of our named executive officers in 2012, the Management Development and Compensation Committee took into consideration the market review prepared by Mercer and a qualitative review of each named executive officer’s performance that was based on the Management Development and Compensation Committee’s subjective judgment. The Mercer information was considered generally with respect to base salaries, but it was not used for benchmarking. In addition, in reviewing each named executive officer’s performance, the Management Development and Compensation Committee considered each named executive officer’s breadth of responsibilities, impact on financial and operational results over the prior year, leadership within our Company, accomplishments that affected our performance and achievement of goals throughout the year, and, with respect to the named executive officers other than our Chief Executive Officer, they also considered a qualitative assessment made by the Chief Executive Officer of each of these items. Although the performance and leadership of each of our named executive officers was deemed satisfactory by the Management Development and Compensation Committee, no significant changes to the salaries of our named executive officers were made in 2012 because the Management Development and Compensation Committee determined the salaries were at appropriate levels after considering all of the above factors. The base salary increases for each of the named executive officers that were made in January 2012 and became effective as of January 22, 2012 are set forth below:

Name	Annual Salary Increased to	Annual Salary Increased from	Percentage Increase
Mr. Feehan	$850,000	$825,000	3.0%
Mr. Bessant	$450,000	$435,000	3.4%
Mr. Ho	$430,000	$415,000	3.6%
Mr. Weese	$465,000	$450,000	3.3%
Mr. Linscott	$352,000	$340,000	3.5%

Short-Term Incentive Compensation

Overview. Our STI plan is a broad-based incentive plan that provides our named executive officers and certain other employees the opportunity to earn annual short-term incentive-based cash compensation, or STI awards, that are based on the achievement of certain financial objectives each year. If these financial objectives are not achieved, then payments under the STI plan are not made. None of our employees had a contractual right to receive or be paid an STI award in 2012. We believe that STI plan awards are an important element of our compensation that is consistent with our philosophy of pay for performance because our STI awards are tied to our financial performance each year and are not discretionary bonuses.

2012 STI Plan. Similar to our STI plan for previous years, in January 2012, the Management Development and Compensation Committee established target STI award amounts, expressed as a percentage of base salary, for each of the named executive officers (“Target Awards”) and established financial performance goals that were based on the following three financial components (each an “STI Component”):

•	the EBT component (the “EBT Component”), which is based on our consolidated EBT and adjusted for certain items;

•

the Retail Services Division component (the “Retail Services Component”), which is based on the EBT for the Retail Services Division (which is also our retail services segment) and adjusted for certain items; and

•	the E-Commerce Division component (the “E-Commerce Component”), which is based on the EBITDA for the E-Commerce Division (which is also our e-commerce segment) and adjusted for certain items.

The Retail Services Component and the E-Commerce Component are sometimes referred to in this proxy statement as the “Division Components.”

The Target Award for each named executive officer and the portion of their respective Target Awards that are tied to the three STI Components are as follows:

Name	Target Award as a Percentage of Base Salary(1)	Portion of 2012 Target Award tied to EBT Component		Portion of 2012 Target Award tied to an applicable Division Component
Daniel R. Feehan,	100%	100%		—
President and Chief Executive Officer
Thomas A Bessant, Jr.,	70%	100%		—
Executive Vice President and Chief Financial Officer
Timothy S. Ho,	70%	—		100	%(2)
President – E-Commerce Division
Dennis J. Weese,	70%	50	%(3)	50	%(3)
President – Retail Services Division
J. Curtis Linscott,	70%	100%		—
Executive Vice President, General Counsel & Secretary

(1)	The Target Award as a percentage of base salary for each named executive officer was the same in 2011.

(2)	Mr. Ho’s Target Award was based solely on the E-Commerce Component because his primary responsibility for 2012 was to oversee the E-Commerce Division.

(3)	Mr. Weese’s Target Award was based on a combination of the EBT Component and the Retail Services Component due to his duties within our Company. In addition to overseeing the Retail Services Division during 2012, Mr. Weese also played a significant role in the administrative oversight of many or our corporate service functions.

Our 2012 STI plan had the following requirements in order for potential STI awards to be earned and paid:

•

Earnings Threshold: An earnings threshold (the “Earnings Threshold”) for the applicable STI Component must be achieved in order for potential STI awards to begin accruing. If our earnings in a particular STI Component do not reach the Earnings Threshold applicable to such STI Component, no portion of the STI award allocated to that STI Component would be available for payment.

•

Earnings Target: After the Earnings Threshold is achieved, the potential STI awards can increase ratably up to 100% of the portion of a Target Award allocable to the applicable STI Component if our earnings in the particular STI Component reach a specified earnings target (the “Earnings Target”) established for such STI Component.

•

Cap on Payment: If our earnings in any STI Component exceed the applicable Earnings Target for such component, the potential STI award applicable to such STI Component could increase above the portion of the Target Award allocable to such STI Component based on a formula set forth in the 2012 STI plan. The 2012 maximum STI award opportunity for all of our named executive officers was capped at 200% of their respective Target Awards.

In addition, the Management Development and Compensation Committee had the discretion to reduce the amounts earned under the terms of the 2012 STI plan or to not pay STI awards at all (even if the Earnings Threshold was met or exceeded); however, it did not have the discretion to increase amounts that could be paid under the plan. The 2012 STI plan for our named executive officers was administered under our 2008 SEBP (as defined and further described under “Senior Executive Bonus Plan” below).

2012 STI Award Payments

In January 2013, the Management Development and Compensation Committee reviewed the financial performance for each of the STI Components and determined whether STI awards were earned and could be paid for each named executive officer based on the terms of the 2012 STI Plan. The Earnings Threshold, Earnings Target and actual earnings for each STI Component for 2012 were as follows:

STI Component	Earnings Threshold		Earnings Target(1)	Actual		2012 STI Awards Available for Payment?(2)
EBT	$217.5 million	(3)	$282.3 million	$196.4 million	(4)	No

Retail Services Component	$158.7 million	(5)	$197.8 million	$106.5 million	(6)	No

E-Commerce Component	$103.7 million	(7)	$138.2 million	$139.2 million	(8)	Yes

(1)	The Earnings Target for each STI Component was the target determined by our Management Development and Compensation Committee in January 2012 that was set forth in the 2012 STI plan.

(2)	The Earnings Threshold had to be met or exceeded in order for 2012 STI awards to be available for payment.

(3)	This was our 2011 EBT (and is referred to as “income before income taxes” in our Consolidated Audited Financial Statements that were included in our Annual Report on Form 10-K for 2012 (“Consolidated Audited Financial Statements”)).

(4)	This was our 2012 EBT that was adjusted in accordance with the provisions of the 2012 STI plan and is comprised of $186.3 million of EBT (which is referred to as “income before income taxes” in our Consolidated Audited Financial Statements), increased by a net amount of $10.1 million by excluding expenses incurred in connection with the proposed IPO of Enova that was withdrawn during 2012, certain losses incurred in connection with the reorganization of our Mexico-based pawn operations and certain earnings and transaction expenses resulting from our Retail Services Division’s acquisition activities.

(5)	This was our 2011 EBT for our retail services segment and is comprised of $225.5 million of income from operations from our retail services segment (which is included in footnote 21 to our Consolidated Audited Financial Statements), reduced by a net amount of $66.8 million by including interest expense, foreign currency gain or loss and an allocation of corporate administrative expenses.

(6)	This was our 2012 EBT for our retail services segment that was adjusted in accordance with the provisions of the 2012 STI plan and is comprised of $168.3 million of income from operations from our retail services segment (which is included in footnote 21 to our Consolidated Audited Financial Statements), reduced by a net amount of $61.8 million by including interest expense, foreign currency gain or loss and an allocation of corporate administrative expenses and excluding certain losses incurred in connection with the reorganization of our Mexico-based pawn operations and certain earnings and transaction expenses resulting from our Retail Services Division’s acquisition activities.

(7)	This was our 2011 EBITDA for our e-commerce segment that was adjusted in accordance with the provisions of the 2012 STI plan and is comprised of $94.3 million of income from operations from our e-commerce segment (which is included in footnote 21 to our Consolidated Audited Financial Statements), increased by a net amount of $9.4 million by including certain interest expense and excluding depreciation and amortization expense.

(8)	This was our 2012 EBITDA for our e-commerce segment that was adjusted in accordance with the provisions of the 2012 STI plan and is comprised of $126.3 million of income from operations from our e-commerce segment (which is included in footnote 21 to our Consolidated Audited Financial Statements), increased by a net amount of $12.9 million by including certain interest expense and excluding depreciation, amortization and expenses incurred in connection with the proposed IPO of Enova that was withdrawn during 2012.

Based on our financial performance and in accordance with the requirements under the 2012 STI plan, only our E-Commerce Division President received a 2012 STI award payment as shown below:

Name	Earnings Threshold for Payment of 2012 STI Award Met or Exceeded for Applicable STI Component(s)?	2012 STI Payment Received?
Daniel R. Feehan,	No(1)	No
President and Chief Executive Officer
Thomas A Bessant, Jr.,	No(1)	No
Executive Vice President and Chief Financial Officer
Timothy S. Ho,	Yes(2)	Yes
President – E-Commerce Division
Dennis J. Weese,	No(3)	No
President – Retail Services Division
J. Curtis Linscott,	No(1)	No
Executive Vice President, General Counsel & Secretary

(1)	The 2012 Target Awards for our Chief Executive Officer, Chief Financial Officer and General Counsel were based solely on the EBT Component of the 2012 STI plan, which did not meet its Earnings Threshold.

(2)	The 2012 Target Award for our E-Commerce Division President was based 100% on the E-Commerce Component, which exceeded its Earnings Target.

(3)	The 2012 Target Award for our Retail Services Division President was based 50% on the EBT Component and 50% on the Retail Services Component, and neither STI Component met its Earnings Threshold.

Because the 2012 Earnings Target for the E-Commerce Component was exceeded, Mr. Ho earned a payment equal to 104.9% of his 2012 Target Award, which was calculated in accordance with the 2012 STI plan. Mr. Ho’s STI award was paid in February 2013 and is included in the Summary Compensation Table in the “Non-Equity Incentive Plan Compensation” column.

Senior Executive Bonus Plan

The Senior Executive Bonus Plan was originally approved by our shareholders in 2007 and became effective on January 1, 2008 (the “2008 SEBP”). The 2008 SEBP allows us to make STI awards that are potentially eligible to qualify as “performance-based compensation” under Section 162(m) (“Section 162(m)”) of the Internal Revenue Code. Our 2012 STI plan for our named executive officers was administered under our 2008 SEBP. Our shareholders are required to re-approve the material terms of any compensation plan that would potentially allow for compensation to be treated as “performance-based compensation” under Section 162(m) of the Internal Revenue Code every five years. Our First Amended and Restated Senior Executive Bonus Plan, which amended and restated our 2008 SEBP (collectively, the “SEBP”), was approved by our shareholders at our 2012 Annual Meeting of Shareholders.

All officers are eligible to participate in our SEBP. The Management Development and Compensation Committee determines which officers will participate in the SEBP and administers the SEBP. In selecting participants in the plan each year, the Management Development and Compensation Committee will choose those officers who are likely to have a significant impact on our performance. Under the SEBP, the Management Development and Compensation Committee will annually establish: (i) a target award for each participant, (ii) the performance goals that must be achieved in order for the participant to be paid the target award, and (iii) a payout formula to determine the actual amount of the award, which could be less than or more than the target amount, based on a comparison of actual performance to the pre-established performance goals. Each participant’s target award will be expressed as a percentage of his or her base salary.

Under the SEBP, the Management Development and Compensation Committee may use various performance measures in setting performance goals set forth in the plan for awards to be made under the plan for any year. The Management Development and Compensation Committee has the discretion to select from among these measures when setting performance goals for a particular year. The Management Development and Compensation Committee may choose performance goals that apply on either a Company, division or department basis, as deemed appropriate in light of the participant’s responsibilities. After the end of each year, the Management Development and Compensation Committee must certify the extent to which the performance goals applicable to each participant were achieved or exceeded. The actual award (if any) for each participant will be determined by applying the formula to the level of actual performance that the Compensation Committee certifies. However, the Management Development and Compensation Committee retains discretion to eliminate or reduce the actual award payable to any participant below that which otherwise would be payable under the applicable formula. No participant’s actual award under the Senior Executive Bonus Plan may exceed $2.5 million for any year.

The SEBP requires that the participant be continuously employed by us, and if a participant terminates employment with us before December 31 of the plan year, he or she generally will not be entitled to receive an award for that plan year. The Management Development and Compensation Committee has the discretion, however, to waive the requirement that the participant be employed by us on the last day of the plan year and to pay a terminated participant all or part of the award actually earned for the year of termination. Awards will be payable in cash or its equivalent after the end of the year during which the award was earned, subject to the Management Development and Compensation Committee’s discretion to reduce or eliminate the award. The Management Development and Compensation Committee may, however, establish programs, procedures and payment mechanisms to permit selected participants to defer receipt of their actual awards. If a participant dies after earning an award for a particular year, but before the award is actually paid, the award will be paid to his or her estate. The Board of Directors or the Management Development and Compensation Committee may amend or terminate the SEBP at any time and for any reason, but in accordance with Section 162(m) of the Internal Revenue Code, and certain material amendments to the SEBP will be subject to shareholder approval. In addition, the First Amended and Restated Senior Executive Bonus Plan also contains a clawback provision that would allow us to recoup certain compensation and awards paid to our named executive officers in certain circumstances in the event that there is a material restatement of our financial results.

The only awards to date that have been made under the 2008 SEBP were the STI awards in 2010, 2011 and 2012 that were made to certain of our named executive officers. See “Short-Term Incentive Compensation” for additional information about the 2012 STI plan and awards. We expect to administer future STI plans for our executive officers under our First Amended and Restated Senior Executive Bonus Plan.

Long-Term Incentive Compensation

We believe long-term incentive awards are also an important element of our compensation programs because they reward participants for their contributions to our consistent, sustained financial performance over the long term, which should contribute to an increase in our stock price and discourage excessive short-term risk and thereby benefit all shareholders and strengthen the link between our compensation plans and improvement in our long-term financial results and increases in shareholder value.

The Management Development and Compensation Committee determines who participates in the LTIP and generally makes awards under the LTIP to employees who have the opportunity and responsibility to influence our profitability. The LTIP provides for stock- and cash-based long-term incentive compensation, including stock options, stock appreciation rights, performance shares, performance units, restricted stock, RSUs and other stock-based awards. During 2012, the Management Development and Compensation Committee granted long-term incentive awards under the LTIP consisting of RSUs, which were granted to all of our named executive officers except for our E-Commerce Division President, and cash-based performance units, which were granted to our E-Commerce Division President.

RSUs. Since 2004, the Management Development and Compensation Committee has granted RSUs as long-term incentive compensation. The Management Development and Compensation Committee has chosen RSUs because they provide the recipients value in the form of our stock, while allowing us the benefit of using fewer shares than would be required for stock options. In addition, the Management Development and Compensation Committee believes that the opportunity for long-term capital appreciation, a characteristic of RSUs, has helped us in our retention of our senior management and in linking overall compensation to our long-term shareholder value.

In January 2012, the Management Development and Compensation Committee elected to award RSUs under the LTIP to all of our named executive officers, except our E-Commerce Division President. A portion of the RSUs granted in 2012 vest in 25% increments on February 24, 2013 and each January 31 of 2014, 2015 and 2016 (the “Time-Based RSUs”). In addition, a portion of the RSUs granted in 2012 are eligible to vest in a lump sum on January 1, 2015, subject to our exceeding a threshold and achieving certain specified levels of improvement in EPS over the three-year period ending December 31, 2014 (the “2012 Performance-Based RSUs”). In setting these performance targets for the 2012 Performance-Based RSUs, the Management Development and Compensation Committee desired to challenge our management by setting goals that, while achievable, would represent significant growth in our business over a three-year period. At the time the grants were made, the Management Development and Compensation Committee took into account various factors affecting or that could potentially affect our business and its growth, such as potential legislative and regulatory changes to our industry, among other things, which may make it even more difficult for these performance targets to be achieved.

The following table shows the aggregate target number of RSUs granted as a percentage of base salary and the shares issuable upon the vesting of each award granted in 2012, including the percentage of the aggregate award represented by the Time-Based RSUs and the 2012 Performance-Based RSUs:

	Targeted RSU Grant as a Percentage of Base Salary(2)	Share Amounts Awarded		Percentage of Total Award(1)
Name		Time-Based RSUs	Target 2012 Performance- Based RSUs(3)	Time-Based RSUs	Target 2012 Performance- Based RSUs
Daniel R. Feehan	150%	14,080	14,080	50%	50%
Thomas A Bessant, Jr.	115%	8,572	2,858	75%	25%
Dennis J. Weese	115%	8,860	2,953	75%	25%
J. Curtis Linscott	115%	6,708	2,235	75%	25%

(1)	Based on the target 2012 Performance-Based RSUs shown in the table.

(2)	The targeted RSU grant as a percentage of base salary was the same in 2011.

(3)	Reflects the target number of shares that may be issuable upon vesting of the 2012 Performance-Based RSUs. The maximum 2012 Performance-Based RSUs that each named executive officer could receive pursuant to these RSU awards are as follows: Mr. Feehan – 28,160; Mr. Bessant – 5,716; Mr. Weese – 5,906; and Mr. Linscott – 4,470.

The aggregate number of RSUs, including the Time-Based RSUs and the 2012 Performance-Based RSUs, granted to each named executive officer in 2012 depended on the officer’s position and was based on a percentage of the named executive officer’s base salary. These percentages were based on the assumption that the targeted number of awards for the 2012 Performance-Based RSUs would be issued to each officer upon our achieving the performance goals that were set for the 2012 Performance-Based RSUs. If we exceed the performance goals, the named executive officer could receive up to the maximum number of 2012 Performance-Based RSUs awarded pursuant to the grant, which is 200% of the target amount. In addition, if we do not achieve a threshold level of performance that is based on a specified level of improvement in EPS over the three-year period ending December 31, 2014, the named executive officers would not receive any shares under the 2012 Performance-Based RSUs. The number of RSUs that were granted were determined by dividing the specified percentage of the named executive officer’s annual base salary as of the award date by the average closing price of our common stock during the 20 trading-day period ending on the day before the grant date.

When determining the number of RSUs to be granted, including the Time-Based RSUs and the 2012 Performance-Based RSUs, the Management Development and Compensation Committee reviewed the role of the LTIP award in the named executive officers’ overall compensation and its role under our compensation philosophy, particularly that of aligning the executives’ interests with those of our shareholders. In addition, in awarding 2012 Performance-Based RSUs, the Management Development and Compensation Committee desired to encourage our long-term growth that would be rewarded through the 2012 Performance-Based RSUs. The Management Development and Compensation Committee decided to establish the 2012 Performance-Based RSUs at 25% of the total targeted RSU award for each of the named executive officers set forth above, excluding Mr. Feehan, in order to encourage our long-term growth. Mr. Feehan’s 2012 Performance-Based RSUs represented 50% of his total targeted RSU award, which was higher than the other named executive officers who received RSU grants in 2012 due to Mr. Feehan’s role within our Company and his leadership position. As our Chief Executive Officer and President, Mr. Feehan has significant influence over our long-term direction. The Management Development and Compensation Committee felt that having a larger amount of his long-term compensation that is based on our performance will encourage long-term growth and further align his interests with those of our shareholders.

Each RSU holder is entitled to receive one share of our common stock for each RSU upon vesting. An executive officer who leaves our employment for any reason will forfeit any unvested portion of his or her 2012 RSU award, except if the executive officer continues to provide services to us as a member of our Board of Directors through the applicable vesting date or in the event of certain changes-in-control. Additionally, if an executive officer leaves our employment and, if applicable, our Board of Directors, prior to January 1, 2015 and such officer’s age plus tenure with us as of the termination date equals 65 years or more, then a pro rata portion of the 2012 Performance-Based RSUs based on the length of time the officer was continuously employed or serving on our Board of Directors following the grant date of the 2012 Performance-Based RSUs is eligible to vest on January 1, 2015 if we achieve the financial performance goals established for the 2012 Performance-Based RSUs when they were granted. Each named executive officer who received RSU awards in 2012 could elect to defer receipt of up to 100% of our common stock that otherwise would be receivable when the RSUs vest.

Performance Units. On July 25, 2012, the Management Development and Compensation Committee approved a cash-based grant of 9,501 performance units under the LTIP to Mr. Ho, our E-Commerce Division President. Mr. Ho did not receive a performance unit grant in January 2012, which is when the Management Development and Compensation Committee typically approves LTIP awards to employees, due to the pending proposed Enova IPO. In January 2012, it was expected that the proposed Enova IPO would be completed during 2012, and following the completion of the IPO, Mr. Ho would receive long-term incentive compensation from Enova. This performance unit grant was approved on July 25, 2012 following the withdrawal of the proposed Enova IPO. The Management Development and Compensation Committee has chosen to award our E-Commerce Division President with cash-based performance units to incentivize the achievement of sustained incremental annual growth in earnings in the E-Commerce Division. Our E-Commerce Division President did not receive an

RSU award in 2012 because he received an award of cash-based performance units. Our E-Commerce Division President was the only named executive officer who received a grant of cash-based performance units during 2012.

The award agreement for the Performance Units provides that each one-third of the performance units are to be valued based on the year-over-year increase in EBITDA for 2012, 2013 and 2014, with the 2012 valuation based only on the last six months of 2012 compared to the last six months of 2011 and the 2013 and 2014 valuations based on fiscal years 2013 and 2014, respectively, compared to each of their previous years (the “Valuation Periods”). In addition, the Performance Unit award agreement provides that, subject to continued employment with the Company and the achievement of a certain compound annual growth rate in EBITDA of the E-Commerce Division on each of the vesting dates (the “EBITDA Requirement”), the performance units will vest as follows: 16 2/3% of the award on January 1, 2013, 16 2/3% of the award on January 1, 2014 and 66 2/3% of the award on January 1, 2015. If the EBITDA Requirement is not met on each vesting date, the performance units scheduled to vest on that date will remain unvested and will again be eligible to vest on subsequent vesting dates, if any, subject to continued employment with the Company and the achievement of the EBITDA Requirement on such subsequent vesting date. Payments for all performance units that vest will be made within a reasonable period of time each year following the Committee’s certification that the vesting requirements have been met. In addition, the award agreement contains a “clawback” provision that allows us to recoup all or some of the payments made to Mr. Ho pursuant to the award under certain circumstances when there is a material restatement of our financial results. The performance units do not have a maximum payout.

The total estimated value of Mr. Ho’s performance units on the date of grant, which assumes a year-over-year increase in EBITDA of the E-Commerce Division for each of the 2012, 2013 and 2014 Valuation Periods, was approximately $706,000. This amount was only an estimate and does not reflect future earnings projections for the E-Commerce Division. The actual amount paid to Mr. Ho for the performance units that vested on January 1, 2013 and which were valued based on the performance of our E-Commerce Division during the last six months of 2012 was $102,868 and is included in the “Non- Equity Incentive Plan Compensation” column of the Summary Compensation Table. Mr. Ho left our Company on March 29, 2013. As such, all outstanding unvested performance units under this performance unit grant expired and were forfeited on the date.

Retirement and Other Policies and Practices Related to Our Executive Compensation Program

Prior to July 1, 2012, all of our named executive officers were eligible to participate in our 401(k) plan, our Nonqualified Savings Plan and our Supplemental Executive Retirement Plan (collectively, the “Cash America Plans”). On July 1, 2012, we established a separate 401(k) plan, Nonqualified Savings Plan and Supplemental Executive Retirement Plan for Enova (collectively, the “Enova Plans”), in which our E-Commerce Division President (and other Enova employees) may now participate. All of our other named executive officers continue to be eligible to participate in the Cash America Plans. The Enova Plans are substantially similar to the Cash America Plans, and the descriptions herein are applicable to both the Cash America Plans and the Enova Plans, except where noted. We offer these plans to provide our executives and other eligible employees with retirement savings vehicles that are competitive in the marketplace in which we compete for talent. We do not maintain a defined-benefit retirement plan.

401(k). We match 50% of the first 5% of pay that each employee contributes to our 401(k) plans, including our named executive officers. All employee contributions are fully vested upon contribution. Our matching contributions vest over an employee’s first five years of service with us and are fully vested for employees who have five or more years of service. Employees may select from among several mutual funds and our stock when investing their 401(k) account funds, except that our stock is not available as an investment option for new investments under the Enova 401(k). Messrs. Feehan, Bessant, Linscott and Weese have more than five years of service with us and are fully vested. Mr. Ho was also fully vested when he left our Company on March 29, 2013.

Nonqualified Savings Plan. Our Nonqualified Savings Plans are nonqualified retirement savings plans into which participants can contribute portions of their salary in excess of the 401(k) contribution limits. Plan participants can also defer up to 100% of their STI awards into our Nonqualified Savings Plans. If a participant’s pay exceeds the amount that can be taken into account for contributions permissible to our 401(k) plans, we will match 50% of the first 5% of the participant’s pay in excess of the 401(k) limit that the participant contributes to the Nonqualified Savings Plan; however, if a participant participates in both the 401(k) and Nonqualified Savings plans, our combined match to both plans will be limited to 50% of 5% of pay. Our matching contributions vest over the first five years of an employee’s service with us and are fully vested for employees who have five or more years of service. The rate of return of a participant’s Nonqualified Savings Plan account is determined by the rate of return on deemed investments in mutual funds that the participant selects. Nonqualified Savings Plan participants’ deemed investment options are generally the same as the investment options available under our 401(k) plans, except that our stock is not available as an investment option under the Nonqualified Savings Plans. Messrs. Feehan, Bessant, Linscott and Weese have more than five years of service with us and are fully vested. Mr. Ho was also fully vested when he left our Company on March 29, 2013.

We will generally distribute each participant’s Nonqualified Savings Plan account funds in a lump sum shortly after the participant’s employment with us terminates. Alternatively, a participant can elect to receive a portion of his or her Nonqualified Savings Plan account funds at a later date or receive them in up to 10 annual installments. Most officers cannot receive a distribution of any portion of their account that vested after 2004 during the first six months after their separation from service. A participant generally may not receive any portion of his or her Nonqualified Savings Plan account while employed, unless the participant makes an in-service distribution election before the deferred compensation is earned or suffers a severe financial hardship. A participant may also withdraw all or any portion of his or her account that vested before 2005, but would forfeit 15% of the amount withdrawn while still employed by us.

We may distribute Nonqualified Savings Plan benefits from a Rabbi trust associated with each of our Nonqualified Savings Plans or from our general assets or those of the entity that is the participant’s employer. A participant would have the rights of a general unsecured creditor of us or of the entity that is his or her employer to the extent he or she is owed benefits under the Nonqualified Savings Plan of which he or she is a participant.

Supplemental Executive Retirement Plan (“SERP”). In addition to our contributions to the 401(k) plan and Nonqualified Savings Plan, we provide a SERP for our officers, including our named executive officers, as a supplement to their retirement benefits. We make discretionary supplemental cash contributions after the end of each plan year into the SERP accounts of each officer who was employed by us on the last day of the calendar year. The rate of return of a participant’s SERP account is determined by the rate of return on deemed investments in mutual funds that the participant selects. SERP participants’ deemed investment options are generally the same as the investment options available under the 401(k) plan, except that our stock is not available as an investment option under our SERPs. Participants vest in their SERP accounts over their first five years of service with us and are fully vested in their SERP accounts and new contributions to those accounts after that five year period. Messrs. Feehan, Bessant, Linscott and Weese have more than five years of service with us and are fully vested. Mr. Ho was also fully vested when he left our Company on March 29, 2013.

We will distribute each participant’s SERP account generally as a lump sum soon after the participant’s employment with us terminates. A SERP participant may, however, elect to defer receipt of the SERP account for up to an additional five years beyond his or her employment termination and may also elect to receive the SERP account in up to ten annual installments following termination rather than in a single payment. Most officers cannot receive a distribution of any portion of their account that vested after 2004 during the first six months after their separation from service. A participant generally may not withdraw any portion of his SERP account during employment, except in the case of a severe financial hardship. A participant may also withdraw the portion of his or her account that vested before 2005, but would forfeit 15% of the amount withdrawn while still employed by us. We may pay for SERP benefits from a Rabbi trust associated with each of our SERPs or from our general assets or those of the entity that is the participant’s employer. A participant would have the rights of a general unsecured creditor of us or the entity that is his or her employer for any SERP benefits he or she is owed under the SERP in which he or she participates.

Each year the Management Development and Compensation Committee determines the amount of the supplemental contribution to be made to the SERP for each officer for the plan year. The targeted (but non-binding) amount of the supplemental contribution for each plan year is a percentage of each officer’s compensation. The compensation on which the supplemental contribution is based is the base salary, plus the lesser of (a) such officer’s target STI award payable during the plan year for the preceding year’s performance and (b) the actual STI award paid during the plan year based on the preceding year’s performance. The contribution amounts are prorated for the portion of the year that an officer was eligible to participate in the SERP, and are credited to the officer’s SERP account in February of the following year. For 2012, the supplemental contribution for each named executive officer was 10.5% of the combined base salary paid during the year and his target STI award payable during 2012 based on 2011 performance.

Perquisites and Other Personal Benefits. We provide perquisites and other personal benefits to the named executive officers. The Management Development and Compensation Committee believes the perquisites and personal benefits that we provide are reasonable and consistent with our overall compensation program and help us to attract and retain superior employees for key positions. The perquisites and personal benefits we provided to our named executive officers during 2012 include supplemental health care and insurance benefits for all of our named executive officers and, for only our Chief Executive Officer, supplemental life insurance premium payments, including an amount sufficient to cover the costs of any tax withholding related to such supplemental life insurance premium payments. In April 2013, Mr. Feehan entered into a Renewed Employment Agreement with us, and under this agreement we will no longer cover the costs of any tax withholding related to Mr. Feehan’s supplemental life insurance premium payments. A description and the attributed costs of these perquisites and personal benefits for the named executive officers for the year ended December 31, 2012 are included in the “All Other Compensation” column of the Summary Compensation Table and described in the notes to that table.

Equity Ownership. In January 2012, the Management Development and Compensation Committee established the following stock ownership guidelines for the amount of stock that each director and executive officer should beneficially own as a multiple of annual retainer or base salary, respectively:

Position	Ownership Requirement (multiple of base salary or annual retainer)	Ownership Requirement met as of December 31, 2012
Chief Executive Officer	6X	Yes
Chief Financial Officer	3X	Yes
E-Commerce Division President(1)	3X	No
Retail Services Division President	3X	Yes
General Counsel	3X	Yes
All Directors	5X	Yes

(1)	Mr. Ho left our Company on March 29, 2013.

Executive officers who were subject to these guidelines at the time of their adoption are required to achieve the applicable stock ownership by January 25, 2017. Executive officers who thereafter become subject to the guidelines are required to achieve the applicable stock ownership level within five years of first becoming subject to the guidelines. If an individual becomes subject to the ownership requirements or a greater ownership amount, due to promotion or an increase in base salary, the individual is expected to meet the applicable ownership amount within the later of the original period or three years from the effective date of the promotion or salary change.

The Management Development and Compensation Committee is responsible for monitoring compliance with these guidelines for our executive officers, and the Nominating and Corporate Governance Committee is responsible for monitoring compliance with these guidelines by our directors. Compliance with the guidelines is evaluated as of December 31 of each year and is determined by dividing the executive’s salary or the director’s retainer, as applicable, by the highest share price for our common stock over the prior 12-month period. Shares that will be counted towards the stock ownership requirement include shares owned directly in certificated form or through a brokerage account, vested time-based and performance-based RSUs, unvested time-based RSUs, shares owned indirectly and shares attributable to a participant’s vested account balance in any savings or retirement plans or in any deferred compensation plans.

In addition, each of our named executive officers have received grants of RSUs that have vesting provisions that are both time- and performance-based as more fully described under “Long-Term Incentive Compensation – RSUs.” These grants encourage ownership of our stock on a long-term basis. Our Insider Trading Policy also encourages holding our stock over the long-term for investment purposes and does not permit margining, pledging, hedging, short sales of or trading options related to our stock by any director, officer or employee.

Tax and Accounting Matters

Deductibility of Executive Compensation. The Management Development and Compensation Committee reviews and considers the deductibility of executive compensation under Section 162(m), which provides that we may not deduct compensation of more than $1 million that is paid to certain executive officers. This limitation does not apply to certain “performance-based” pay. The Management Development and Compensation Committee may, in certain situations, approve compensation that will not meet these deductibility requirements in order to ensure competitive levels of compensation for our named executive officers and to award compensation that is in accordance with its philosophy. Certain of our STI awards, our performance-based RSUs and our cash-based performance units that we have granted were intended to be excluded from the $1 million deduction limit because they are paid based on achievement of pre-determined performance goals established by the Management Development and Compensation Committee pursuant to the LTIP.

Nonqualified Deferred Compensation. Section 409A governs the tax treatment of nonqualified deferred compensation arrangements. Plans and awards that provide for deferred compensation must comply with the requirements of Section 409A regarding the timing of participants’ elections to defer compensation, the events that can trigger the payment of deferred compensation and the timing of such payments. Most officers may not begin to receive deferred compensation that is payable by reason of separation from service until six months after the officer separates from service. Details about the amounts deferred by each of our named executive officers during 2012 under our nonqualified deferred compensation arrangements are provided under the Nonqualified Deferred Compensation for Fiscal 2012 table.

Compensation Prior to 2012

Performance-Based RSUs Granted in January 2010 Scheduled to Vest in January 2013. In January 2010, the Management Development and Compensation Committee awarded RSUs under the LTIP to Messrs. Feehan, Bessant, Weese and Linscott. A portion of these RSUs were time-based and vest in 25% increments on February 27, 2011 and each January 31 of 2012, 2013 and 2014, and a portion of these RSUs were performance-based (the “2010 Performance-Based RSUs”) and eligible to vest in a lump sum on January 1, 2013. No portion of the 2010 Performance-Based RSUs would vest unless we achieved a threshold compounded annual growth rate in our EPS for the three-year period ending December 31, 2012 (the “2010-2012 Growth Requirement”). If the threshold 2010-2012 Growth Requirement was exceeded, the 2010 Performance-Based RSUs would vest ratably from a threshold percentage up to 100% of the target number of 2010 Performance-Based RSUs granted, and if the target growth requirement was exceeded, the 2010 Performance-Based RSUs would vest ratably from the target number of RSUs up to the maximum number of RSUs that could vest under this grant (which was 200% of the target number of RSUs). The threshold 2010-2012 Growth Requirement was 7.5%, which would result in the vesting of 4% of the target 2010 Performance-Based RSUs, and the target 2010-2012 Growth Requirement was 10%, which would result in the vesting of 100% of the target 2010 Performance-Based RSUs for these named executive officers. A 2010-2012 Growth Requirement of 20% or greater would result in the vesting of 200% of the target 2010 Performance-Based RSUs (which was also the maximum number of RSUs that could vest under this award) for these named executive officers.

We did not meet the threshold 2010-2012 Growth Requirement, and none of the 2010 Performance-Based RSUs vested. None of the named executive officers who had received a grant of 2010 Performance-Based RSUs received any shares for the portion of their RSU award granted in 2010 that was performance-based. Because the 2010 Performance-Based RSUs did not vest, all performance-based RSUs under this grant were forfeited. The maximum number of 2010 Performance-Based RSUs that could have vested, and the value of such RSUs as of December 31, 2012 (based on the closing price of our common stock that day of $39.67), were as follows: Chief Executive Officer – 27,647 shares valued at $1,096,756; Chief Financial Officer – 5,668 shares valued at $224,850; Retail Services Division President – 5,876 shares valued at $233,101; and General Counsel – 3,732 shares valued at $148,048.

Performance-Based RSUs Granted in January 2009 Scheduled to Vest in January 2012. In January 2009, the Management Development and Compensation Committee awarded RSUs under the LTIP to Messrs. Feehan, Bessant, Weese and Linscott. A portion of these RSUs were time-based and vest in 25% increments on February 27, 2010 and each January 31 of 2011, 2012 and 2013, and a portion of these RSUs were performance-based (the “2009 Performance-Based RSUs”) and eligible to vest in a lump sum on January 1, 2012. No portion of the 2009 Performance-Based RSUs would vest unless we achieved a threshold compounded annual growth rate in our EPS for the three-year period ending December 31, 2011 (the “2009-2011 Growth Requirement”). If the threshold 2009-2011 Growth Requirement was exceeded, the 2009 Performance-Based RSUs would vest ratably from a threshold percentage up to 100% of the number of 2009 Performance-Based RSUs granted. The threshold 2009-2011 Growth Requirement was 10%, which would result in the vesting of 20% and 22% of the 2009 Performance-Based RSUs for the Chief Executive Officer and each of the other named executive officers, respectively, and a 2009-2011 Growth Requirement of 15% or greater would result in the vesting of 100% of the 2009 Performance-Based RSUs (which was also the maximum number of RSUs that could vest under this award) for all named executive officers.

We exceeded the maximum 2009-2011 Growth Requirement, all 2009 Performance-Based RSUs vested at their maximum amount and our named executive officers acquired a vested right to receive the following number of shares of our common stock under the 2009 Performance-Based RSUs in January 2012: Mr. Feehan – 22,586 shares; Mr. Bessant – 4,837 shares; Mr. Weese – 4,416 shares; and Mr. Linscott – 3,154 shares. Because these awards vested on January 1, 2012, they are included in the Option Exercises and Stock Vested In Fiscal 2012 table in this proxy statement.

Performance Units Granted in 2011. In 2011, our E-Commerce Division President received a grant of 12,900 performance units. The performance units were scheduled to vest over a three-year period on each of January 1, 2012, 2013 and 2014, subject to continued employment with us and the satisfaction of certain conditions related to an increase in EBITDA of the E-Commerce Division each year over a three-year period ending December 31, 2013. Payments for all performance units that vest under this award were to be made within a reasonable period of time each year following certification of the applicable performance results by the Management Development and Compensation Committee. The unit value of each performance unit is based on a percentage of the yearly increase in E-Commerce Division EBITDA divided by 33,333 (or 33,334 in the case of the third vesting date, which is one-third of the total performance units that could be granted in 2011). Mr. Ho was the only named executive officer who received a grant of performance units during 2011.

The actual amount paid to Mr. Ho for the performance units that vested on January 1, 2013 and were valued based on the performance of our E-Commerce Division during 2012 was $815,208 and is included in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table. Mr. Ho left our Company on March 29, 2013. As such, all outstanding unvested performance units under this grant have expired and were forfeited on that date.

Risk Considerations in our Compensation Programs

During 2012, we conducted a risk assessment of our compensation policies and practices. The Management Development and Compensation Committee, with the assistance of management, reviewed the elements of our compensation programs to determine whether any portion of our compensation practices encouraged excessive risk taking and concluded that our compensation policies and practices for our employees are not reasonably likely to have a material adverse effect on us. The Management Development and Compensation Committee believes that the mix and design of the elements of executive and non-executive compensation do not encourage management to assume excessive risk taking for the following reasons:

•

We structure our pay to consist of both fixed and variable compensation. The fixed (or salary) portion of compensation is designed to provide a steady income regardless of the performance of our stock price so that executives do not feel pressured to focus exclusively on stock price performance to the detriment of other important business metrics. The variable (cash short-term incentive and equity and cash-based long-term incentive) portions of compensation are designed to reward both short- and long-term financial performance.

•

For short-term performance, our STI plan is intended to provide annual cash payments that are awarded based on year-over-year growth in earnings. Our 2012 STI plan did not permit the Management Development and Compensation Committee to use discretion to award amounts greater than the STI awards earned by our named executive officers under our formula-based STI plan. Since this is the case, annual sustained growth over time is fundamental to consistent reward opportunities under our annual incentive programs. In addition, the 2012 maximum STI award opportunity for all of our named executive officers was subject to a cap of 200% of their respective Target Awards.

•

For long-term performance, the RSU awards for our named executive officers are comprised of both a time-based vesting component that vests over four years and provides an underlying stable platform for equity ownership and a performance-based component that requires an improved EPS over a three-year period in order to vest and provides a substantial upside reward for significant long-term growth in EPS. Our E-Commerce Division President receives cash-based long-term incentive awards under our LTIP, for which payment is dependent upon sustained incremental annual growth in earnings in our e-commerce segment. Significant weighting towards long-term incentive compensation discourages short-term risk taking.

•

In addition, our STI plan, our LTIP and award agreements for RSU and performance unit grants made under our LTIP, the Amended and Restated Senior Executive Bonus Plan, our Executive Change-in-Control Severance Agreements and our Chief Executive Officer’s Renewed Employment Agreement all contain clawback provisions that would allow us to recoup certain compensation and awards paid to our named executive officers in certain circumstances in the event that there is a material restatement of our financial results.

Management Development and Compensation Committee Report

The Management Development and Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management, and, based on such review and discussions, the Management Development and Compensation Committee has recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement.

The information contained in this report shall not be deemed to be “soliciting material” or “filed” or incorporated by reference in future filings with the SEC, or subject to the liabilities of Section 18 of the Exchange Act, except to the extent that we specifically incorporate it by reference into a document filed under the Securities Act of 1933, as amended, or the Exchange Act.

MEMBERS OF THE

MANAGEMENT DEVELOPMENT AND COMPENSATION COMMITTEE

James H. Graves, Chairman

Daniel E. Berce

B.D. Hunter

Summary Compensation Table

The following table and footnotes discuss the compensation of our Chief Executive Officer, Chief Financial Officer, and our three other most highly compensated executive officers during 2012.

Name and Principal Position	Year	Salary ($)(1)	Bonus ($)(2)	Stock Awards ($)(3)	Non-Equity Incentive Plan Compensation ($)(1)(2)(4)		All Other Compensation ($)(5)	Total ($)
Daniel R. Feehan	2012	$848,077	—	$1,831,949	—		$246,589	$2,926,615
CEO and President	2011	$823,077	—	$1,918,671	$1,180,575		$232,266	$4,154,589
(Principal Executive Officer)	2010	$792,308	—	$1,456,047	$895,771		$197,232	$3,341,358

Thomas A. Bessant, Jr.	2012	$448,846	—	$619,671	—		$120,440	$1,188,957
Executive Vice President – CFO (Principal Financial Officer)	2011	$433,077	—	$646,339	$435,740		$112,251	$1,627,407
	2010	$409,000	—	$497,579	$300,748		$102,816	$1,310,143

Timothy S. Ho	2012	$428,846	—	$—	$1,233,122	(6)	$107,707	$1,769,675
President – E-Commerce Division	2011	$411,539	—	$616,634	$1,193,033	(7)	$97,258	$2,318,464
	2010	$369,154	—	—	$2,426,151	(7)	$73,856	$2,869,161

Dennis J. Weese	2012	$463,846	—	$640,401	—		$123,464	$1,227,711
President – Retail Services Division	2011	$448,077	$53,677	$668,628	$334,530		$114,978	$1,619,890
	2010	$420,231	—	$515,836	$300,181		$108,627	$1,344,875

J. Curtis Linscott	2012	$351,077	—	$484,790	—		$100,930	$936,797
Executive Vice President, General Counsel and Secretary	2011	$336,923	—	$505,189	$340,578		$91,207	$1,273,897
	2010	$296,692	—	$327,647	$209,622		$78,443	$912,404

(1)	Portions of the amounts in these columns have been deferred under our 401(k) plans or our Nonqualified Savings Plans for certain named executive officers.

(2)	Short-term compensation paid to our named executive officers pursuant to and in accordance with our STI plan (that is not discretionary) is included in the “Non-Equity Incentive Plan Compensation” column. The “Bonus” column reflects a discretionary amount paid to Mr. Weese under our 2011 STI plan, which is further described in our 2011 proxy statement.

(3)	The amounts shown represent the grant date fair value in compliance with ASC 718 for RSU awards under our LTIP. The RSU grants shown in this column for each year consist of both time- and performance-based RSUs, and the performance-based RSUs under these awards are subject to achieving a specified level of improvement in EPS over a three-year period in order to vest. In accordance with ASC 718, the amounts in this column were calculated by multiplying the closing stock price of our common stock on the last trading day preceding the grant date, which was $43.37, $39.66 and $35.11 for 2012, 2011 and 2010, respectively, by the following:

(a)	the number of time-based RSUs granted, plus

(b)	the maximum number of performance-based RSUs that may vest under the award, which we estimated as the most probable outcome at the time of grant.

As further discussed under “Compensation Discussion and Analysis – Compensation Prior to 2012 – Performance-Based RSUs Granted in January 2010 Scheduled to Vest in January 2013,” none of the 2010 Performance-Based RSUs vested based on our performance for the three-year period ending December 31, 2012. Because the 2010 Performance-Based RSUs did not vest, all performance-based RSUs under this grant were forfeited.

(4)	Messrs. Feehan, Bessant, Weese and Linscott did not receive payments under our 2012 STI plan. See “Compensation Discussion and Analysis – 2012 Compensation – Short-Term Incentive Compensation” for additional information.

(5)	The 2012 amounts shown include the following:

Name	Nonqualified Savings Plan Contributions by the Company	SERP Contributions by the Company(a)	401(k) Contributions by the Company	Perquisites, Personal Benefits and Other(b)	Total
Mr. Feehan	$44,466	$175,673	$6,250	$20,200	$246,589
Mr. Bessant	$10,385	$79,101	$6,250	$24,704	$120,440
Mr. Ho	$17,497	$75,329	$6,250	$8,631	$107,707
Mr. Weese	$10,731	$81,779	$6,250	$24,704	$123,464
Mr. Linscott	$8,123	$61,853	$6,250	$24,704	$100,930

(a)	Includes contributions made by us in 2013 that were earned in 2012.

(b)	Includes supplemental health care and insurance benefits. In addition, Mr. Feehan’s amount includes supplemental life insurance premium payments, including $1,933 to cover the costs of any tax withholding related to such payments.

(6)	Includes (a) $315,046 paid under our 2012 STI plan, (b) $102,868 for the portion of the performance units granted to Mr. Ho under our LTIP during 2012 that vested on January 1, 2013 and which were valued based on the performance of our E-Commerce Division during the last six months of 2012 (which is 16 2/3% of the total number of performance units granted to Mr. Ho in 2012), and (c) $815,208 for the portion of the performance units granted to Mr. Ho under our LTIP during 2011 that vested on January 1, 2013 and which were valued based on the performance of the E-Commerce Division during 2012 (which is 33 1/3% of the total number of performance units granted to Mr. Ho in 2011), all of which were paid in 2013. See “Compensation Discussion and Analysis – 2012 Compensation – Long-Term Incentive Compensation – Performance Units” and “Compensation Discussion and Analysis – Compensation Prior to 2012 – Performance Units Granted in 2011” for additional information.

(7)	For 2011 and 2010 includes (a) amounts paid under our 2011 and 2010 STI plans, respectively, and (b) cash payments related to the cash-based long-term incentive compensation plans in which Mr. Ho was a participant. The STI plans and the cash-based long-term incentive compensation for Mr. Ho are described in our 2011 and 2010 proxy statements.

Grants of Plan-Based Awards for Fiscal 2012

The table below provides information about equity and non-equity awards made to our named executive officers under our STI plan and our LTIP (RSUs and performance units) during 2012, including the following: (1) the grant date; (2) the performance units granted and the threshold and target payout amount; (3) the threshold, target and maximum amounts of each named executive officer’s potential STI award; (4) the number of shares underlying RSUs awarded under our LTIP, including Time-Based RSUs and the 2012 Performance-Based RSUs; and (5) the grant date fair value of each RSU award.

	Grant Date		Perform -ance Units Granted (#)		Estimated Future Payouts Under Non-Equity Incentive Plan Awards					Estimated Future Payouts Under Equity Incentive Plan Awards(1)			All Other Stock Awards: Number of Shares of Stock or Units (#)(2)	Grant Date Fair Value of Stock Awards ($)(3)
Name					Thresh- old ($)		Target ($)		Maxi- mum ($)	Thresh- old (#)	Target (#)	Maxi- mum (#)
Daniel R. Feehan	1/25/12	(4)	—		$0		$850,000		$1,700,000	—	—	—	—	—
	1/25/12		—		—		—		—	564	14,080	28,160	—	$1,221,299
	1/25/12		—		—		—		—	—	—	—	14,080	$610,650

Thomas A. Bessant, Jr.	1/25/12	(4)	—		$0		$315,000		$630,000	—	—	—	—	—
	1/25/12		—		—		—		—	115	2,858	5,716	—	$247,903
	1/25/12		—		—		—		—	—	—	—	8,572	$371,768

Timothy S. Ho	1/25/12	(4)	—		$0		$300,388		$600,776	—	—	—	—	—
	7/25/12		9,501	(5)	$29,192	(5)	$1,028,684	(5)	—	—	—	—	—	—

Dennis J. Weese	1/25/12	(4)	—		$0		$325,500		$651,000	—	—	—	—	—
	1/25/12		—		—		—		—	119	2,953	5,906	—	$256,143
	1/25/12		—		—		—		—	—	—	—	8,860	$384,258

J. Curtis Linscott	1/25/12	(4)	—		$0		$246,400		$492,800	—	—	—	—	—
	1/25/12		—		—		—		—	90	2,235	4,470	—	$193,864
	1/25/12		—		—		—		—	—	—	—	6,708	$290,926

(1)	As further described under “Compensation Discussion and Analysis – 2012 Compensation – Long-Term Incentive Compensation – RSUs,” these awards include only the 2012 Performance-Based RSUs that were granted by the Management Development and Compensation Committee in January 2012 under our LTIP. The number of 2012 Performance-Based RSUs that were granted was based on a percentage of each executive’s base salary at the time of the award and the average closing price of our common stock during the 20 trading-day period preceding the grant date. From 0% to 200% of the target performance-based RSUs will be eligible to vest in a lump sum on January 1, 2015, subject to our achieving certain specified levels of improvement in EPS over the three-year period ending December 31, 2014. If (a) a specified threshold EPS growth goal is met, 4% of each target award may be paid, (b) a targeted EPS growth goal is met, which is the target, 100% of the target award may be paid, and (c) a specified level of growth in excess of our targeted EPS is achieved, which is the maximum, 200% of the target award may be paid.

(2)	As further described under “Compensation Discussion and Analysis – 2012 Compensation – Long-Term Incentive Compensation – RSUs,” these awards include only the Time-Based RSUs granted by the Management Development and Compensation Committee in January 2012 under our LTIP. The number of RSUs awarded for the Time-Based RSUs were based on a percentage of each named executive officer’s base salary at the time of the award and the average closing price of our common stock for the 20 trading-day period preceding the grant date. These RSUs vest in 25% increments on February 24, 2013 and each January 31 of 2014, 2015 and 2016.

(3)	The amounts shown represent the grant date fair value in compliance with ASC 718 for the 2012 Performance-Based RSUs and the Time-Based RSUs that were granted under our LTIP. In accordance with ASC 718, the grant date fair value of RSUs is based on the Company’s closing stock price on the last trading day before the grant date, which was $43.37. The grant date fair value of the 2012 Performance-Based RSUs is based on the maximum number of RSUs that may vest under the award, which we estimated as the most probable outcome at the time of grant.

(4)	Represents grants under our 2012 STI plan. If our earnings in a particular STI Component did not reach the Earnings Threshold applicable to such STI Component, no portion of the STI award allocated to that STI Component would be available for payment. The 2012 maximum STI award opportunity for each named executive officer was capped at 200% of the executive’s applicable aggregate Target Award. The “Non-Equity Incentive Plan Compensation” column in the Summary Compensation Table includes the actual amount of the 2012 STI award paid in February 2013 to Mr. Ho, which was 104.9% of his 2012 Target Award. Messrs. Feehan, Bessant, Weese and Linscott did not receive payments under our 2012 STI plan because the Earnings Thresholds were not reached for the STI Components applicable to their 2012 STI awards. The terms and conditions of the 2012 STI awards, including the Earnings Thresholds and Earnings Targets, are further described under “Compensation Discussion and Analysis – 2012 Compensation – Short-Term Incentive Compensation.”

(5)	As further described under “Compensation Discussion and Analysis – 2012 Compensation – Long-Term Incentive Compensation – Performance Units,” the amounts shown represent a grant of 9,501 performance units to Mr. Ho under the LTIP that was granted by the Management Development and Compensation Committee in July 2012. Because the values of the performance units are based on the yearly increase in EBITDA of our E-Commerce Division, threshold, target and maximum values were not specified in Mr. Ho’s performance unit award agreement. The E-Commerce Division must achieve a minimum compounded annual growth rate in EBITDA through each applicable vesting date for any portion of the award to vest on that date. The threshold amount represents the minimum amount that would be paid to Mr. Ho if the minimum compounded annual growth rate in EBITDA that is required for vesting were achieved only as of the first vesting date of the award. The target amount includes the (a) actual amount paid to Mr. Ho with respect to his vested performance units in 2013 of $102,868 related to the performance of our E-Commerce Division for the last six months of 2012 (as shown in footnote 5 to the Summary Compensation Table), and (b) the amounts that could be paid to Mr. Ho with respect to his performance units scheduled to vest on January 1, 2014 and 2015, assuming a year-over-year increase in EBITDA of our E-Commerce Division for 2013 and 2014 equal to the annualized increase in EBITDA of our E-Commerce Division for the last six months of 2012 compared to the last six months of 2011. This amount is higher than the total estimated value at the time of the grant, which was approximately $706,000. Mr. Ho left our Company on March 29, 2013. As such, all outstanding unvested performance units under this performance unit grant have expired and were forfeited on that date.

Outstanding Equity Awards at 2012 Fiscal Year End

The following table provides information on our named executive officers’ holdings of unvested RSUs as of December 31, 2012. For additional information about our RSU awards, see “Compensation Discussion and Analysis – 2012 Compensation – Long-Term Incentive Compensation.”

	Stock Awards
Name	Number of Shares or Units of Stock That Have Not Vested (#)(1)	Market Value of Shares or Units of Stock That Have Not Vested ($)(2)	Equity Incentive Plan Awards: Number of Unearned Shares, Units, or Other Rights that Have Not Vested (#)(3)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights that Have Not Vested ($)(2)(3)
Daniel R. Feehan	52,631	$2,087,872	1,210	$48,001
Thomas A. Bessant, Jr.	28,233	$1,120,003	246	$9,759
Timothy S. Ho(4)	6,996	$277,531	125	$4,959
Dennis J. Weese	23,734	$941,528	254	$10,076
J. Curtis Linscott	17,378	$689,385	192	$7,617

(1)	The awards listed in this column include the following time-based RSUs that were unvested as of December 31, 2012:

Name	Time-based RSUs granted on December 22, 2003(a)	Time-based RSUs granted on January 28, 2009(b)	Time-based RSUs granted on January 27, 2010(c)	Time-based RSUs granted on January 26, 2011(d)	Time-based RSUs granted on January 25, 2012(e)
Daniel R. Feehan	15,027	4,518	6,912	12,094	14,080
Thomas A. Bessant, Jr.	4,921	3,155	4,252	7,333	8,572
Timothy S. Ho	—	—	—	6,996	—
Dennis J. Weese	—	2,880	4,408	7,586	8,860
J. Curtis Linscott	81	2,057	2,800	5,732	6,708

(a)	The RSUs were granted under the 1994 LTIP (the “2003 RSUs”). The 2003 RSUs held by Mr. Feehan vest in 12 equal annual installments on each grant date anniversary, with the final installment vesting on his 65th birthday. Messrs. Bessant and Linscott’s RSUs vest in 15 annual installments on each grant date anniversary. Generally, holders of the 2003 RSUs may not receive vested shares until their retirement or other not-for-cause separation from service unless they elected to defer receipt of vested 2003 RSU shares for an additional five years beyond their employment termination or in up to ten annual installments following their termination rather than in a single payment.

(b)	The RSUs were granted under the LTIP and vest in 25% installments on February 27, 2010 and each January 31, 2011, 2012 and 2013.

(c)	The RSUs were granted under the LTIP and vest in 25% installments on February 27, 2011 and each January 31, 2012, 2013 and 2014.

(d)	The RSUs were granted under the LTIP and vest in 25% installments on February 25, 2012 and each January 31, 2013, 2014 and 2015.

(e)	The RSUs were granted under the LTIP and vest in 25% installments on February 24, 2013 and each January 31, 2014, 2015 and 2016.

(2)	The market value of the unvested RSUs shown in this table is based on the closing price of our common stock as of December 31, 2012, which was $39.67.

(3)	The awards listed in this column include performance-based RSUs that were granted under our LTIP. Because we did not achieve the threshold level of performance for the completed fiscal year(s) over which the performance is measured for each award shown below through December 31, 2012, the unvested performance-based RSUs are shown at the amounts corresponding to, and assuming achievement of, the threshold performance level for the full performance period. The number of performance-based RSUs that vest will be based on our actual EPS performance and may be more or less than the amounts shown. The following performance-based RSUs were unvested as of December 31, 2012:

Name	Performance- based RSUs granted on January 27, 2010(a)	Performance- based RSUs granted on January 26, 2011(b)	Performance- based RSUs granted on January 25, 2012(c)
Daniel R. Feehan	—	646	564
Thomas A. Bessant, Jr.	—	131	115
Timothy S. Ho	—	125	—
Dennis J. Weese	—	135	119
J. Curtis Linscott	—	102	90

(a)	These are the 2010 Performance-Based RSUs that could have vested on January 1, 2013 subject to our achieving a specified level of improvement in EPS over the three-year period ending December 31, 2012. As further discussed under “Compensation Discussion and Analysis – Compensation Prior to 2012 – Performance-Based RSUs Granted in January 2010 Scheduled to Vest in January 2013,” none of these 2010 Performance-Based RSUs vested. Because the 2010 Performance-Based RSUs did not vest, all performance-based RSUs under this grant were forfeited. The maximum number of 2010 Performance-Based RSUs that could have vested is as follows: Mr. Feehan – 27,647 shares; Mr. Bessant – 5,668 shares; Mr. Weese – 5,876 shares; and Mr. Linscott – 3,732 shares. If the target level of performance had been achieved under this award, the target number of RSUs that could have vested is 50% of the maximum number of RSUs under this award.

(b)	These are the threshold RSUs that could vest on January 1, 2014 subject to our achieving a specified level of improvement in EPS over the three-year period ending December 31, 2013. If the maximum level of performance is achieved under this award, the maximum number of RSUs that could vest is as follows: Mr. Feehan – 32,252 shares; Mr. Bessant – 6,519 shares; Mr. Weese – 6,744 shares; and Mr. Linscott – 5,095 shares. If the target level of performance is achieved under this award, the target number of RSUs that could vest is 50% of the maximum number of RSUs that may vest under this award. Mr. Ho left our Company on March 29, 2013. As such, all of his outstanding unvested RSUs under this grant have expired and were forfeited on that date.

(c)	These are the threshold RSUs that could vest on January 1, 2015 subject to our achieving a specified level of improvement in EPS over the three-year period ending December 31, 2014. If the maximum level of performance is achieved under this award, the maximum number of RSUs that could vest is as follows: Mr. Feehan – 28,160 shares; Mr. Bessant – 5,716 shares; Mr. Weese – 5,906 shares; and Mr. Linscott – 4,470 shares. If the target level of performance is achieved under this award, the target number of RSUs that could vest is 50% of the maximum number of RSUs that may vest under this award.

(4)	Mr. Ho left our Company on March 29, 2013. As such, all outstanding unvested RSUs have expired and were forfeited on that date.

Option Exercises and Stock Vested In Fiscal 2012

The following table provides information on (1) the aggregate stock option exercises during 2012, including the number of shares acquired on exercise and the value realized, and (2) the aggregate number of shares acquired upon the vesting of RSUs and the value realized, each before payment of any applicable withholding tax and broker commissions.

	Option Awards			Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)		Number of Shares Acquired on Vesting (#)(1)(2)	Value Realized on Vesting ($)(2)(3)
Daniel R. Feehan	125,000	$3,836,875	(4)	42,540	$1,915,530
Thomas A. Bessant, Jr.	50,000	$1,419,679	(5)	15,422	$690,298
Timothy S. Ho	—	—		2,697	$124,159
Dennis J. Weese	—	—		13,372	$602,978
J. Curtis Linscott	—	—		9,592	$432,722

(1)	Consists of the following RSUs that vested in 2012: (a) time-based RSUs that were previously awarded under the LTIP and the 1994 LTIP and (b) the following performance-based RSUs granted under the LTIP in 2009 that vested on January 1, 2012 and for which the maximum level of performance was achieved: Mr. Feehan: 22,586; Mr. Bessant: 4,837; Mr. Weese: 4,416; and Mr. Linscott: 3,154. See “Compensation Discussion and Analysis – Compensation Prior to 2012 – Performance-Based RSUs Granted in January 2009 Scheduled to Vest in January 2012” for additional information about these performance-based RSUs.

(2)	Includes the following deferred RSUs that were granted under our LTIP or, in the case of the 2003 RSUs, our 1994 LTIP:

Grant	Vesting Date	Stock Price at Which Shares are Valued(a)	Name and Number of Shares Deferred(a)	Value Realized on Vesting(b)
2003 RSUs	December 22, 2012	$39.92	Mr. Feehan: 4,910 shares	$196,007
			Mr. Bessant: 820 shares	$32,734
			Mr. Linscott: 13 shares	$519
Performance-based RSUs granted on January 28, 2009	January 1, 2012	$46.63	Mr. Feehan: 22,586 shares	$1,053,185
RSUs granted on January 28, 2009	January 31, 2012	$43.51	Mr. Feehan: 4,518 shares	$196,578
RSUs granted on January 27, 2010	January 31, 2012	$43.51	Mr. Feehan: 3,456 shares	$150,371
RSUs granted on January 26, 2011	February 25, 2012	$46.43	Mr. Feehan: 4,032 shares	$187,206

(a)	Mr. Feehan and Mr. Bessant elected to receive the shares payable under their 2003 RSUs that vested during 2012 on the first and second anniversary, respectively, of their separation from service. Shares are payable under the remaining deferred RSUs that vested during 2012 upon each executive’s separation from service, but issuance of those shares may be subject to delay pursuant to Section 409A.

(b)	Values reflect the closing price of our common stock on the last trading day preceding the respective vesting dates.

(3)	Values reflect the closing price of our common stock on the last trading day preceding the respective vesting dates.

(4)	Reflects the difference between the closing price of our common stock on the day preceding the date of exercise and the exercise price of the options.

(5)	Reflects the difference between the market price of our common stock on the date of exercise and the exercise price of the options.

Nonqualified Deferred Compensation for Fiscal 2012

The following table shows (a) compensation deferred by each named executive officer under our Nonqualified Savings Plan and our SERPs and (b) information about shares of our common stock receivable upon the vesting of RSUs that were awarded under the LTIP that the named executive officers have deferred and the 2003 RSUs, which, by their terms, are not payable until the executive retires or otherwise leaves our Company.

Name	Plan(1)	Executive Contributions in 2012(2)	Registrant Contributions in 2012(3)	Aggregate Earnings in 2012(4)	Aggregate Withdrawals/ Distributions	Aggregate Balance at 12/31/12(5)(6)
Daniel R. Feehan	Nonqualified Savings Plan	$202,865	$44,466	$159,551	—	$1,689,748
	SERP	—	$175,673	$109,642	—	$1,334,559
	Deferred RSU Shares(7)	$1,783,347	—	$(912,317)	—	$5,534,123

Thomas A. Bessant, Jr.	Nonqualified Savings Plan	$20,769	$10,385	$38,961	—	$379,341
	SERP	—	$79,101	$75,333	—	$695,237
	Deferred RSU Shares(7)	$32,734	—	$(45,876)	—	$292,844

Timothy S. Ho	Nonqualified Savings Plan	$45,897	$17,497	$9,497	—	$157,330
	SERP	—	$75,329	$20,480	—	$306,340
	Deferred RSU Shares	—	—	—	—	—

Dennis J. Weese	Nonqualified Savings Plan	$32,469	$10,731	$17,064	—	$171,786
	SERP	—	$81,779	$31,332	—	$375,324
	Deferred RSU Shares Plan	—	—	—	—	—

J. Curtis Linscott	Nonqualified Savings Plan	$16,246	$8,123	$11,838	—	$116,068
	SERP	—	$61,853	$33,838	—	$375,366
	Deferred RSU Shares(7)	$519	—	$(762)	—	$4,840

(1)	See “Compensation Discussion and Analysis – 2012 Compensation – Retirement and Other Policies and Practices Related to Our Executive Compensation Program” for additional information about our Nonqualified Savings Plans and our SERPs.

(2)	All executive contributions to our Nonqualified Savings Plans described in this column are included within amounts reported in the “Salary” and “Non-Equity Incentive Plan Compensation” columns of the Summary Compensation Table for 2012.

(3)	All registrant contributions to our Nonqualified Savings Plans and our SERPs described in this column are included within the “All Other Compensation” column of the Summary Compensation Table for 2012.

(4)	The amounts in this column, which are not included in the Summary Compensation Table, reflect the rate of return on hypothetical investments that each named executive officer has selected for his Nonqualified Savings Plan and SERP accounts from an array of investment options that may be changed by the participant in the plan at any time and that generally mirrors the funds in our 401(k) plans, except investments in our stock are not available. With respect to shares receivable upon the vesting of RSUs that have been deferred, amounts in this column reflect the return calculated as described in footnote seven below. The annual rates of return for hypothetical investments in our Nonqualified Savings Plans and our SERPs for the calendar year ended December 31, 2012, as reported by the record keeper of the plans, were as follows:

Name of Fund	Rate of Return	Name of Fund	Rate of Return
PIMCO Total Return Admin	10.09%	Black Rock U.S. Opportunities Institutional	10.90%
Oakmark Equity & Income 1	9.05%	T. Rowe Price Small Cap Value	17.76%
Black Rock Equity Dividend A	11.92%	Thornburg International Value R5	15.74%
Fidelity Spartan 500 Index Advantage	15.97%	Vanguard Money Market	0.04%
Harbor Capital Appreciation Adm.	15.42%

(5)	Includes the 2012 SERP contributions shown under the “Registrant Contributions in 2012” column that were made in February 2013 for the named executive officers that were employed as of December 31, 2012.

(6)	All named executive officers were fully vested in their Nonqualified Savings Plan and SERP balances at December 31, 2012.

(7)	“Deferred RSU Shares” consist of (a) vested RSUs that were awarded under the LTIP and that the named executive officers have deferred and (b) vested 2003 RSUs that were awarded under the 1994 LTIP and are not payable until the executive retires or otherwise leaves. The amounts shown for Deferred RSU Shares consist of:

(i) in the “Executive Contributions in 2012” column, the aggregate value of deferred LTIP RSUs and 2003 RSUs set forth in footnote 2 to the Option Exercises and Stock Vested in Fiscal 2012 table;

(ii) in the “Aggregate Earnings in 2012” column, the aggregate change in value from January 1, 2012 through December 31, 2012 of deferred RSU shares outstanding during all of 2012, or from their respective vesting dates through December 31, 2012 for RSU shares deferred during 2012; and

(iii) in the “Aggregate Balance at 12/31/2012” column, the aggregate value of all deferred RSU shares (including those that had vested in prior years) valued at $39.67, the closing price of our common stock at December 31, 2012.

Potential Payments Upon Termination or Change-in-Control

Payments Made Upon Resignation, Retirement, Termination, Death or Disability

Payments to the Chief Executive Officer. Under Mr. Feehan’s Original Employment Agreement, (i) if we terminate Mr. Feehan’s employment other than for Just Cause (as defined below) or fail to renew the term of the agreement upon expiration or (ii) if Mr. Feehan terminates his employment for Good Reason (as defined below), he will be entitled to receive:

•	the remainder of his then-current year’s base salary in a lump sum;

•

three times the sum of his then-current salary (with 7/36th of such amount payable in a lump sum during the seventh month following termination of employment and the remainder payable over 29 months beginning approximately eight months after the date of termination of employment);

•

three times his average annual cash bonus (or short-term incentive compensation) for the three preceding years (with 7/36th of such amount payable in a lump sum during the seventh month following termination of employment and the remainder payable over 29 months beginning approximately eight months after the date of termination of employment); and

•

all other amounts and benefits Mr. Feehan may be entitled to under our employee and/or executive benefit plans and arrangements generally, determined in accordance with the terms and conditions of such plans and arrangements.

“Just Cause” means fraud, gross malfeasance, gross negligence or willful misconduct with respect to our business affairs; a refusal or repeated failure to follow our policies; a breach of the employment agreement; conviction of a felony involving moral turpitude; an intentional misapplication of our funds or any material act of dishonesty; or unlawful use or possession of any controlled substance or abuse of alcoholic beverages.

“Good Reason” means a material breach of the employment agreement by us, a demotion to a position of lower status than our President and Chief Executive Officer, a material reduction of annual base salary or the level of employee benefits or perquisites, a reduction of incentive compensation below that generally made available to our senior executive officers or a relocation of the principal office from Fort Worth, Texas without Mr. Feehan’s consent.

In April 2013, Mr. Feehan entered into a Renewed Employment Agreement with us. Under Mr. Feehan’s Renewed Employment Agreement, upon termination under the circumstances described above Mr. Feehan will be entitled to receive the benefits described above and, for a period of 36 months from the date of such termination, he may also receive continued coverage under our medical and health care plans and we will continue to pay (i) the portion of COBRA premiums that exceed the portion of health care premiums that current employees are required to pay (“Company COBRA Premiums”) and (ii) the costs of supplemental health care benefits that exceed the portion of such costs that current executives are required to pay (the “Company Supplemental Executive Health Care Premiums”).

Under Mr. Feehan’s Original Employment Agreement and his Renewed Employment Agreement, (i) if Mr. Feehan’s employment is terminated for Just Cause, (ii) if Mr. Feehan voluntarily terminates his employment without Good Reason or (iii) if Mr. Feehan becomes incapacitated or dies, he will receive:

•	his base salary through the date of termination;

•	all bonuses (or short-term incentive compensation) earned and vested on or before the date of termination; and

•	the vested portion of any benefit under any benefit plan earned through the date of termination.

In addition, Mr. Feehan’s Original Employment Agreement and Renewed Employment Agreement also provide that if he is incapacitated or dies, he or his estate would continue to receive his salary for the following 12 months (or earlier if he is no longer incapacitated in the case of disability).

In each case, all rights to exercise stock options and rights in other equity arrangements, if any, will remain governed by the terms and conditions of the appropriate equity plan and the underlying award agreement.

Severance Pay Plan for Executives. We do not currently have employment agreements with our other named executive officers. While severance arrangements are generally handled on a case-by-case basis and are subject to the discretion of the Chief Executive Officer and the Management Development and Compensation Committee, we expect that we would follow our Severance Pay Plan for Executives in the case of a termination of a named executive officer other than the Chief Executive Officer. Under our Severance Pay Plan for Executives, each of our named executive officers, other than Mr. Feehan, is entitled to receive severance pay or benefits if his employment is involuntarily terminated due to restructuring, job elimination or other circumstances that we determine warrant the provision of severance benefits. Upon termination of employment for any of these reasons, if the executive agrees to a general release of us and our affiliates related to employment claims arising from the termination and a promise to comply with confidentiality, noncompetition and/or nonsolicitation provisions, the executive generally will be entitled to severance pay equal to the number of months of base salary and payable over the period reflected in the table below:

Years of Employment	Executive Vice President	President of a Division of the Company
1 but less than 5	9 months	12 months
5 but less than 10	12 months	18 months
10 or more	18 months	24 months

In addition, each executive will receive:

•

continued medical and health care benefits for the period set forth in the table above, with us continuing to pay (i) Company COBRA Premiums and (ii) the Company Supplemental Executive Health Care Premiums; and

•	a lump sum equal to all accrued but unpaid vacation and paid time off.

Other benefits and perquisites would cease on the officer’s termination date.

Regardless of whether a named executive officer’s employment terminates due to retirement, resignation, involuntary termination, death or disability, he is entitled to receive amounts earned during his term of employment. Such amounts include: unpaid non-equity incentive compensation earned during the previous year under the STI plan, provided that the officer was our employee at the end of that year; vested grants under our LTIP or any previous incentive plan; and vested contributions and earnings under our 401(k) plans, our Nonqualified Savings Plans and our SERPs. In addition, if the named executive officer dies, his estate would receive payments under our group life insurance plan.

Each named executive officer would forfeit any unvested RSUs granted under our LTIP or the 1994 LTIP upon his resignation, retirement or any termination, including by reason of his disability or death, except (i) as described below for terminations during specified periods following our change-in-control and (ii) for RSUs granted after 2010 to executive officers who continue to provide services as members of our Board of Directors immediately following a termination of employment. Additionally, if, prior to the vesting date of any outstanding performance-based RSUs, an executive officer leaves our employment or, for performance-based RSUs granted after 2010, our Board of Directors, and such officer’s age plus tenure with us as of the termination date equals 65 years or more, then a pro rata portion of the performance-based RSUs based on the length of time the officer was continuously employed or serving on our Board of Directors, if applicable, following the grant date of the performance-based RSUs is eligible to vest on their vesting date if we achieve the financial performance goals established for the performance-based RSUs when they were granted. Under the LTIP, the Management Development and Compensation Committee has the discretion to amend an award agreement, including potentially upon the departure or termination of a named executive officer so as to allow for vesting of unvested RSUs, unless such amendment would (a) adversely affect the rights of the holder of such award without such holder’s consent, (b) cause the award to cease to qualify, if applicable, for an exemption under Section 162(m), or (c) cause the recipient to become subject to tax under Section 409A(a)(1). Under the 1994 LTIP, the Management Development and Compensation Committee has the discretion to amend an award agreement, including potentially upon the departure or termination of a named executive officer so as to allow for vesting of unvested RSUs, unless such amendment would cause the recipient to become subject to tax under Section 409A(a)(1).

In all cases we will have complete discretionary authority to award greater or lesser amounts of severance pay and benefits.

Payments made Upon a Change-in-Control

Mr. Feehan’s Original Employment Agreement and Renewed Employment Agreement and our Executive Change-In-Control Severance Agreements for the other named executive officers specify the payments that the named executive officers are to receive if they are terminated in connection with or during a specified period following a change-in-control.

Mr. Feehan’s Employment Agreement. Under his Original Employment Agreement, if Mr. Feehan’s employment with us terminates for any reason other than death, disability or termination for Just Cause within 12 months after our change-in-control, he will be entitled to:

•	earned and unpaid salary and bonuses (or short-term incentive compensation);

•

a pro-rated portion of the target bonus (or short-term incentive compensation) under the existing bonus (or short-term incentive compensation) plan based on the number of months employed during the year;

•	a lump sum equal to three times his annual base salary;

•

a lump sum equal to three times the greater of (i) the target bonus (or short-term incentive compensation) for the year, or (ii) the actual bonus (or short-term incentive compensation) for the year for the preceding year;

•

immediate vesting and cash out of a pro-rated portion of any outstanding unvested cash-based long-term incentive awards in an amount equal to the higher of the amount to be paid based on actual performance or the target level of each award;

•	immediate vesting of all equity awards, with the amount paid with respect to performance-based long-term incentive awards to be equal to the maximum amount available under each award;

•	continued health benefits for 36 months, including payment of Company COBRA Premiums and Company Supplemental Executive Health Care Premiums; and

•	executive placement services for up to 24 months from an executive search/placement firm of up to $50,000.

In April 2013, Mr. Feehan entered into a Renewed Employment Agreement with us. Under Mr. Feehan’s Renewed Employment Agreement, Mr. Feehan will not be entitled to any of the benefits described above unless, within 12 months after our change-in-control, (i) we terminate Mr. Feehan’s employment other than for Just Cause or fail to renew the term of the agreement upon expiration or (ii) Mr. Feehan terminates his employment for Good Reason.

Certain payments under Mr. Feehan’s Original Employment Agreement and Renewed Employment Agreement will be delayed for six months if required by Section 409A. In addition, Mr. Feehan’s Original Employment Agreement and Renewed Employment Agreement both provide that a change-in-control is deemed to occur under the circumstances described below under “Accelerated Vesting of Awards under Our Long-Term Incentive Plans.”

Executive Change-in-Control Severance Agreements. The Executive Change-in-Control Severance Agreements with each of our named executive officers, other than Mr. Feehan, provide that if, within 24 months after our change-in-control, we terminate the executive’s employment without cause (including the willful and continued failure to substantially perform duties, conviction of a felony or engaging in conduct demonstrably and materially injurious to the Company) or if the executive voluntarily terminates his employment with good reason (including a reduction in his duties or compensation or relocation of place of employment), then the executive will be entitled to:

•	earned and unpaid base salary;

•

a pro-rated portion of the target annual bonus (or short-term incentive compensation) under the existing bonus (or short-term incentive compensation) plan based on the number of months employed during the year;

•	a lump sum equal to all accrued but unpaid vacation and paid time off;

•	a lump sum equal to two times the executive’s annual base salary;

•

a lump sum equal to two times the greater of (i) the target bonus (or short-term incentive compensation) for the year, or (ii) the actual bonus (or short-term incentive compensation) for the preceding year;

•

immediate vesting of any outstanding unvested cash-based and equity-based long-term incentive awards, with the amount paid with respect to (i) cash-based awards to be equal to the greater of (A) the amount calculated under the award agreement based on the higher of the target cash payment or the actual cash payment earned or (B) the cash payment to which the executive would be entitled under the provisions of the award agreement, and (ii) performance-based equity awards to be equal to the maximum amount available under each award;

•

continued medical and health care benefits for 24 months, consisting of Company COBRA Premiums to be paid over an 18-month period and an amount equal to (i) six times the first monthly Company COBRA Premium and (ii) 24 times the first monthly Company Supplemental Executive Health Care Premium, paid in a lump sum; and

•	executive placement services for up to 24 months from an executive search/placement firm of up to $50,000.

Certain payments under the Executive Change-in-Control Severance Agreements will be delayed for six months if required by Section 409A. In addition, Executive Change-in-Control Severance Agreements provide that a change-in-control is deemed to occur under the circumstances as described below under “Accelerated Vesting of Awards under Our Long-Term Incentive Plans.”

On January 25, 2012 we entered into amended and restated Executive Change-in-Control Severance Agreements with each of our named executive officers. These agreements were amended to remove a provision that required us to pay an amount sufficient to cover the costs of any excise tax that could have been triggered by the payments described above, plus an amount sufficient to cover additional state and federal income, excise and employment taxes that could have been caused by this additional payment. See “Compensation Discussion and Analysis – Executive Compensation Practices – Employment and Severance Agreements” for further discussion.

Accelerated Vesting of Awards under Our Long-Term Incentive Plans. The agreements relating to the RSUs granted under our 1994 LTIP and the RSUs granted under the LTIP, including the annual RSU awards and the 2003 RSUs, provide that the vesting and payment of RSUs would be accelerated if there is a change-in-control. The agreements related to performance units granted in 2011 under the LTIP provide that vesting of performance units that are scheduled to vest within twelve months of the change-in-control would be accelerated if there is a change-in-control. The agreements related to performance units granted in 2012 under the LTIP provide that vesting and payment of performance units granted under the award would be accelerated if there was a change-in-control as follows: (i) 33 1/3% of the performance units if the change-in control occurs during in the last six months of 2012, (ii) 50% of the performance units plus any previously unvested units, if any, if the change-in control occurs during 2013, and (iii) 66 2/3% of the performance units plus any previously unvested units, if any, if the change-in control occurs during 2014.

The RSU awards granted under the 1994 LTIP and the RSUs and cash-based performance units granted under the LTIP each provide that a change-in-control is deemed to occur:

•

if any person or group acquires ownership of our stock that, together with all of our other stock held by that person or group, constitutes more than 50% of the total voting power or total fair market value of our stock;

•	if, during any 12-month period, any person or group acquires ownership of our stock with at least 35% of the total voting power;

•	if, during any 12-month period, a majority of the directors at the beginning of such period are replaced, other than in specific circumstances; or

•

if, during any 12-month period, any person or group acquires our assets with an aggregate fair market value of at least 50% of the fair market value of all of our gross assets immediately prior to such acquisition or acquisitions.

Accelerated Vesting under our Supplemental Executive Retirement Plans and the Nonqualified Savings Plans. Our SERP and the Enova SERP both provide that the vesting would be accelerated if there is a change-in-control or if the executive’s employment is terminated as a result of his job being abolished. Our Nonqualified Savings Plan and the Enova Nonqualified Savings Plan provide that the unvested portion of our matching amounts contributed to a named executive officer’s Nonqualified Savings Plan account would accelerate in the event of a change-in-control or if the executive’s employment is terminated as a result of his death or disability or of his job being abolished.

Our SERP and Nonqualified Savings Plan both provide that a change-in-control is deemed to occur:

•

if, without approval by the Board of Directors, any person or group acquires ownership of our stock that, together with all of our other stock held by that person or group, constitutes 50% or more of the total voting power of our stock;

•	if, during any 24-month period, a majority of the directors at the beginning of such period are replaced, other than in certain specific circumstances; or

•	if we, in one transaction or a series of related transactions, sell more than 50% of our assets.

The Enova SERP and the Enova Nonqualified Savings Plan both provide that a change-in-control is deemed to occur:

•

if any person or group acquires ownership of Enova stock that, together with all of Enova’s other stock held by that person or group, constitutes more than 50% of the total voting power or total fair market value of Enova stock;

•	if, during any 12-month period, any person or group acquires ownership of Enova stock with at least 30% of the total voting power;

•	if, during any 12-month period, a majority of the directors at the beginning of such period are replaced, other than in specific circumstances; or

•

if, during any 12-month period, any person or group acquires Enova’s assets with an aggregate fair market value of at least 40% of the fair market value of all of Enova’s gross assets immediately prior to such acquisition or acquisitions.

Our change in ownership of Enova stock, through a public offering or otherwise, is not considered a change-in-control under the Enova SERP or the Enova Nonqualified Savings Plan.

Distribution of Nonqualified Deferred Compensation

The named executive officers are entitled to receive the vested amounts in their Nonqualified Savings Plan and SERP accounts and the shares underlying their deferred vested RSUs if their employment terminates. The last column in the Nonqualified Deferred Compensation Table for Fiscal 2012 reports each named executive officer’s aggregate balances at December 31, 2012 under our Nonqualified Savings Plans and our SERPs. All of our named executive officers were fully vested in their Nonqualified Savings Plan and SERP balances at December 31, 2012. The Nonqualified Savings Plan and SERP account balances continue to be credited with increases or decreases reflecting changes in the value of the investments against which the account balances are calculated, and to accrue interest income or dividend payments, as applicable, between the termination event and the date distributions are made. Therefore, amounts that the named executive officer would actually receive under these plans would differ from those shown in the Nonqualified Deferred Compensation Table for Fiscal 2012. The last column of the Nonqualified Deferred Compensation Table for Fiscal 2012 also reports the value at December 31, 2012 of the shares underlying each named executive officer’s vested deferred RSUs.

Potential Payments

The following tables and disclosures show potential payments to our named executive officers continuing in their respective offices after December 31, 2012, under the contracts, agreements, plans or arrangements, whether written or unwritten, existing as of that date for various scenarios involving a change-in-control or termination of employment, assuming a December 31, 2012 termination date, using the closing price of our common stock of $39.67 (as reported on the NYSE as of December 31, 2012), where applicable, and assuming that the named executive officers had met requirements under our incentive compensation plans that the executive be employed as of year end to receive benefits relating to the year. As of December 31, 2012, each executive had received all of the base salary earned during 2012, and no portion of the base salary was unpaid at that date.

Daniel R. Feehan

The following table reflects potential payments that could have been made to Mr. Feehan under his Original Employment Agreement, which was in effect on December 31, 2012. In April 2013, Mr. Feehan entered into a Renewed Employment Agreement with us, and the potential severance and other benefits he could receive under that agreement are further described above.

Benefit	Retirement		Death or Disability		Involuntary Termination Other than for Cause or Voluntary Termination with Good Reason		Involuntary Termination Other than for Cause or Voluntary Termination Following a Change- in-Control
Severance	—		—		$5,395,131	(1)	$6,091,725	(2)
Base Salary Continuation	—		$850,000	(3)	—		—
Short-term incentive compensation	—	(4)	—	(4)	—	(4)	$850,000	(5)
Accelerated vesting of LTIP RSU awards and unvested 2003 RSUs	—		—		—		$5,581,172	(6)
Continued Health Benefits	—		—		—		$64,522	(7)
Outplacement Benefits	—		—		—		$50,000

Total	—		$850,000		$5,395,131		$12,637,419

(1)	This amount is (a) three times Mr. Feehan’s base salary as of December 31, 2012 and (b) three times his average STI awards that were paid in 2011, 2010 and 2009.

(2)	This amount is (a) three times Mr. Feehan’s base salary as of December 31, 2012 and (b) three times the actual award paid under the 2011 STI plan. To be paid as a lump sum.

(3)	To be paid to Mr. Feehan or his estate during the 12-month period following termination due to death or disability.

(4)	An STI award was not earned and payable under the terms of the 2012 STI plan.

(5)	This amount is the Target Award under the 2012 STI plan.

(6)	Includes the maximum number of all unvested performance-based RSUs.

(7)	Consists of Company COBRA Premiums to be paid over a 36-month period and Company Supplemental Executive Health Care Premiums to be paid over a 36-month period.

Thomas A. Bessant, Jr.

Benefit	Retirement, Death or Disability		Involuntary Termination Other than for Cause		Involuntary Termination Other than for Cause/ Voluntary Termination with Good Reason Following a Change- in-Control
Severance	—		$675,000	(1)	$1,771,480	(2)
Short-term incentive compensation	—	(3)	—	(3)	$315,000	(4)
Accelerated vesting of LTIP RSU awards and unvested 2003 RSUs	—		—		$1,830,215	(5)
Continued Health Benefits	—		$51,443	(6)	$68,590	(7)
Accrued & Unused Vacation	—		$34,615	(8)	$34,615	(8)
Outplacement Benefits	—		—		$50,000

Total	—		$761,058		$4,069,900

(1)	Includes 18 months base salary payable over an 18-month period following termination.

(2)	This amount is (a) two times Mr. Bessant’s base salary as of December 31, 2012 and (b) two times his actual STI award paid under the 2011 STI plan. To be paid as a lump sum.

(3)	An STI award was not earned and payable under the terms of the 2012 STI plan.

(4)	This amount is the Target Award under the 2012 STI plan.

(5)	Includes the maximum number of all unvested performance-based RSUs.

(6)	Consists of Company COBRA Premiums to be paid over an 18-month period and Company Supplemental Executive Health Care Premiums to be paid over an 18-month period.

(7)	Consists of Company COBRA Premiums to be paid over an 18-month period and an amount equal to (i) six times the first monthly Company COBRA Premium and (ii) 24 times the first monthly Company Supplemental Executive Health Care Premium paid in a lump sum.

(8)	Calculated based on Mr. Bessant’s salary at December 31, 2012. Assumes none of Mr. Bessant’s 160 hours of accrued vacation available for the 2012 year had been used.

Timothy S. Ho

Mr. Ho left our Company on March 29, 2013. In connection with Mr. Ho’s separation we entered into the Continued Employment and Separation Agreement. See “Executive Compensation Practices – Continued Employment and Separation Agreement with Mr. Ho” for additional information.

Benefit	Retirement, Death or Disability		Involuntary Termination Other than for Cause		Involuntary Termination Other than for Cause/Voluntary Termination with Good Reason Following a Change-in-Control
Severance	—		$645,000	(1)	$1,902,056	(2)
Short-term incentive compensation	$315,046	(3)	$315,046	(3)	$300,388	(4)
Accelerated vesting of LTIP RSU awards	—		—		$524,239	(5)
Accelerated vesting of LTIP Performance Unit Awards	—		—		$1,020,945	(6)
Continued Health Benefits	—		$32,106	(7)	$42,808	(8)
Accrued & Unused Vacation	$34,731	(9)(10)	$34,731	(10)	$34,731	(10)
Outplacement Benefits	—		—		$50,000

Total	$349,777		$1,026,883		$3,875,167

(1)	Includes 18 months base salary payable over an 18-month period following termination.

(2)	This amount is (a) two times Mr. Ho’s base salary as of December 31, 2012 and (b) two times his actual STI award paid under the 2011 STI plan. To be paid as a lump sum.

(3)	This amount is the actual STI award paid to Mr. Ho pursuant to the terms of the 2012 STI plan.

(4)	This amount is the Target Award under the 2012 STI plan.

(5)	Includes the maximum number of all unvested performance-based RSUs.

(6)	This is the value as of December 31, 2012 of: (a) 4,300 cash-based performance units granted to Mr. Ho under the LTIP during 2011 and (b) 3,167 cash-based performance units granted to Mr. Ho under the LTIP during 2012. See “Compensation Discussion and Analysis – 2012 Compensation – Long-Term Incentive Compensation – Performance Units” and “Compensation Discussion and Analysis – Compensation Prior to 2012 – Performance Units Granted in 2011” for additional information regarding these grants.

(7)	Consists of Company COBRA Premiums to be paid over an 18-month period and Company Supplemental Executive Health Care Premiums to be paid over an 18-month period.

(8)	Consists of Company COBRA Premiums to be paid over an 18-month period and an amount equal to (i) six times the first monthly Company COBRA Premium and (ii) 24 times the first monthly Company Supplemental Executive Health Care Premium paid in a lump sum.

(9)	Under certain circumstances, the state where Mr. Ho is employed requires payment of accrued and unused vacation.

(10)	Calculated based on Mr. Ho’s salary at December 31, 2012. Assumes none of Mr. Ho’s 168 hours of accrued vacation available for the 2012 year had been used.

Dennis J. Weese

Benefit	Retirement, Death or Disability		Involuntary Termination Other than for Cause		Involuntary Termination Other than for Cause/ Voluntary Termination with Good Reason Following a Change-in- Control
Severance	—		$697,500	(1)	$1,706,414	(2)
Short-term incentive compensation	—	(3)	—	(3)	$325,500	(4)
Accelerated vesting of LTIP RSU awards	—		—		$1,676,454	(5)
Continued Health Benefits	—		$51,443	(6)	$68,590	(7)
Accrued & Unused Vacation	—		$35,769	(8)	$35,769	(8)
Outplacement Benefits	—		—		$50,000

Total	—		$784,712		$3,862,727

(1)	Includes 18 months base salary payable over an 18-month period following termination.

(2)	This amount is (a) two times Mr. Weese’s base salary as of December 31, 2012 and (b) two times his actual STI award paid under the 2011 STI plan. To be paid as a lump sum.

(3)	An STI award was not earned and payable under the terms of the 2012 STI plan.

(4)	This amount is the Target Award under the 2012 STI plan.

(5)	Includes the maximum number of all unvested performance-based RSUs.

(6)	Consists of Company COBRA Premiums to be paid over an 18-month period and Company Supplemental Executive Health Care Premiums to be paid over an 18-month period.

(7)	Consists of Company COBRA Premiums to be paid over an 18-month period and an amount equal to (i) six times the first monthly Company COBRA Premium and (ii) 24 times the first monthly Company Supplemental Executive Health Care Premium paid in a lump sum.

(8)	Calculated based on Mr. Weese’s salary at December 31, 2012. Assumes none of Mr. Weese’s 160 hours of accrued vacation available for the 2012 year had been used.

J. Curtis Linscott

Benefit	Retirement, Death or Disability		Involuntary Termination Other than for Cause		Involuntary Termination Other than for Cause/ Voluntary Termination Following a Change-in- Control
Severance	—		$528,000	(1)	$1,385,156	(2)
Short-term incentive compensation	—	(3)	—	(3)	$246,400	(4)
Accelerated vesting of LTIP RSU awards and unvested 2003 RSUs	—		—		$1,216,877	(5)
Continued Health Benefits	—		$50,584	(6)	$67,446	(7)
Accrued & Unused Vacation	—		$27,077	(8)	$27,077	(8)
Outplacement Benefits	—		—		$50,000

Total	—		$605,661		$2,992,956

(1)	Includes 18 months base salary payable over an 18-month period following termination.

(2)	This amount is (a) two times Mr. Linscott’s base salary as of December 31, 2012 and (b) two times his actual STI award paid under the 2011 STI plan. To be paid as a lump sum.

(3)	An STI award was not earned and payable under the terms of the 2012 STI plan.

(4)	This amount is the Target Award under the 2012 STI plan.

(5)	Includes the maximum number of all unvested performance-based RSUs.

(6)	Consists of Company COBRA Premiums to be paid over an 18-month period and Company Supplemental Executive Health Care Premiums to be paid over an 18-month period.

(7)	Consists of Company COBRA Premiums to be paid over an 18-month period and an amount equal to (i) six times the first monthly Company COBRA Premium and (ii) 24 times the first monthly Company Supplemental Executive Health Care Premium paid in a lump sum.

(8)	Calculated based on Mr. Linscott’s salary at December 31, 2012. Assumes none of Mr. Linscott’s 160 hours of accrued vacation available for the 2012 year had been used.

PROPOSAL 3

ADVISORY VOTE TO APPROVE EXECUTIVE COMPENSATION

What You are Being Asked to Approve

Pursuant to SEC rules, we must provide our shareholders with the opportunity to vote to approve, on a non-binding, advisory basis, the compensation of our named executive officers. We held a non-binding shareholder advisory vote to approve executive compensation in 2011 and 2012, and we received a strong shareholder vote approving the compensation of our named executive officers each year. Our practice, which was approved by our shareholders in 2011, is to hold this non-binding vote on an annual basis.

We are asking you to approve, on a non-binding, advisory basis, the compensation of our named executive officers as disclosed in the “Compensation Discussion and Analysis” and accompanying compensation tables and related narrative discussion beginning on page 29. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and the compensation philosophy, policies and practices described in this proxy statement.

Our Compensation Program

We believe that our named executive officer compensation program described throughout our “Compensation Discussion and Analysis” reflects an overall pay-for-performance culture that is aligned with the interests of our shareholders. Our compensation programs are designed to provide a competitive level of compensation necessary to attract, motivate and retain talented and experienced executives and reward our named executive officers for the achievement of short- and long-term strategic and operational goals and the achievement of increased total shareholder return, while at the same time avoiding the encouragement of unnecessary or excessive risk-taking.

In order to align executive pay with both our financial performance and the creation of sustainable shareholder value, a significant portion of compensation paid to our named executive officers is allocated to performance-based, short- and long-term incentive compensation to make executive pay dependent on our performance (or “at-risk”). Most of our named executive officers, including our Chief Executive Officer, receive long-term incentive compensation in equity, including both time- and performance-based equity, which aligns their interests with those of our shareholders. We also believe our stock ownership guidelines adopted in 2012 further align management and shareholder interests.

Resolution for Advisory Vote to Approve Executive Compensation

The Board of Directors and its committees value the opinions of our shareholders and will carefully consider the outcome of the advisory vote to approve executive compensation. Because this vote is advisory, it is not binding on the Board of Directors and/or its committees. We ask our shareholders to vote FOR the following resolution at the Annual Meeting:

“RESOLVED, that the compensation of our named executive officers, as disclosed in the proxy statement for our 2013 Annual Meeting of Shareholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the compensation tables and the narrative discussion, is hereby APPROVED on an advisory basis.”

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR THE

APPROVAL, ON AN ADVISORY BASIS, OF THE COMPENSATION OF OUR NAMED

EXECUTIVE OFFICERS AS DISCLOSED IN THIS PROXY STATEMENT.

SHAREHOLDER PROPOSALS

Shareholders who desire to present a proposal to be included in our proxy statement for our 2014 Annual Meeting of Shareholders must submit the proposal to us no later than December 12, 2013 and must otherwise comply with the requirements of Rule 14a-8 of the Exchange Act. Any such proposal must be sent in writing to our Corporate Secretary at 1600 West 7th Street, Fort Worth, Texas 76102.

Shareholders who desire to present other business at our Annual Meeting of Shareholders without inclusion in our proxy statement for such meeting must notify our Corporate Secretary in writing at 1600 West 7th Street, Fort Worth, Texas 76102 of such intent in a timely manner in accordance with our Amended and Restated Bylaws. To be timely, our Amended and Restated Bylaws require that proposals be delivered to or mailed and received by our Corporate Secretary not less than 70 days nor more than 100 days prior to the first anniversary of the preceding year’s Annual Meeting of Shareholders. However, in the event that the date of the Annual Meeting of Shareholders is advanced more than 30 calendar days prior to such anniversary date or delayed more than 60 calendar days after such anniversary date, then to be timely such notice must be received by us on or before the later of (i) 70 calendar days prior to the date of the meeting or (ii) the tenth day following the day on which public announcement of the date of the meeting was made. The notice must also describe the shareholder proposal in reasonable detail and provide certain other information required by our Amended and Restated Bylaws. A copy of our Amended and Restated Bylaws is available upon request from our Corporate Secretary. If a shareholder desires to nominate a candidate for the Board of Directors, such nomination must be made in accordance with the procedures set forth under “Board Structure, Corporate Governance Matters and Director Compensation – Director Nominations – Shareholder Nominations.”

OTHER MATTERS

Management knows of no other matters to be brought before the Annual Meeting. However, if any other matters do properly come before the Annual Meeting, it is intended that the shares represented by the proxies in the accompanying form will be voted by the proxy holders as recommended by the Board or, if no recommendation is given, in accordance with the best judgment of the person voting the proxies.

* * * *

Your vote is important to us. Please vote by telephone or Internet, or, if you receive a paper copy of the proxy materials, please sign, date and promptly mail the enclosed proxy card or use the telephone or Internet voting procedures described on the proxy card.

By Order of the Board of Directors,

J. Curtis Linscott

Executive Vice President,

General Counsel & Secretary

April 11, 2013

CASH AMERICA INTERNATIONAL, INC. 1600 WEST 7TH STREET FORT WORTH, TX 76102

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by Cash America International, Inc. in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

VOTE IN PERSON

You may vote in person by attending the Annual Meeting.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
M56504-P35750	KEEP THIS PORTION FOR YOUR RECORDS

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DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

CASH AMERICA INTERNATIONAL, INC. The Board of Directors recommends you vote “FOR” the following:					For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
1. Election of Directors					☐	☐	☐
Nominees
01)	Daniel E. Berce	05)	B.D. Hunter
02)	Jack R. Daugherty	06)	Timothy J. McKibben
03)	Daniel R. Feehan	07)	Alfred M. Micallef
04)	James H. Graves

The Board of Directors recommends you vote “FOR” proposals 2 and 3:								For	Against	Abstain

2. Ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the year 2013.								☐	☐	☐

3. Advisory vote to approve executive compensation.								☐	☐	☐

NOTE: In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting or any adjournments thereof.

For address change/comments, mark here. (see reverse for instructions)					☐

Please indicate if you plan to attend this meeting.			☐	☐
			Yes	No

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]		Date				Signature (Joint Owners)		Date

For directions to the Annual Meeting of Shareholders, which will be held at 1600 West 7th Street,

Fort Worth, Texas 76102, please contact our corporate office at (800) 223-8738.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Shareholders

to be held on May 23, 2013:

The Cash America International, Inc. Notice of Meeting, Proxy Statement and Annual Report with Form 10-K to

Shareholders are available at www.proxyvote.com.

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M56505-P35750

CASH AMERICA INTERNATIONAL, INC.

Proxy Solicited on Behalf of the Board of Directors of Cash America International, Inc. for the Annual Meeting of Shareholders to be held at 9:00 a.m. Central Daylight Time, May 23, 2013

The undersigned hereby constitutes and appoints Jack R. Daugherty, Daniel R. Feehan and J. Curtis Linscott, and each of them, my true and lawful attorneys and proxies, with full power of substitution, to represent the undersigned, with all powers the undersigned would possess if personally present and vote at the Annual Meeting of Shareholders of Cash America International, Inc., to be held at 1600 West 7th Street, Fort Worth, Texas 76102, on May 23, 2013, and at any adjournment thereof, all the stock of Cash America International, Inc. standing in my name as of the record date of March 26, 2013, on all matters coming before said meeting.

This proxy, when properly executed, will be voted as directed by the undersigned. If no such directions are made, this proxy will be voted in accordance with the Board of Directors’ recommendations (see reverse side). In their discretion, Messrs. Daugherty, Feehan and Linscott are authorized to vote upon such other business as may properly come before the meeting or any adjournments thereof.

Address Changes/Comments:

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.) Continued and to be signed on the reverse side